Exhibit 10.17

Execution Copy

U.S. $3,100,000,000

364-DAY CREDIT AGREEMENT

Dated as of January 25, 2013

among

BAXTER INTERNATIONAL INC.

as Borrower

THE FINANCIAL INSTITUTIONS NAMED HEREIN

as Banks

JPMORGAN CHASE BANK, N.A.

as Administrative Agent

BANK OF AMERICA, N.A.

and

CITIBANK, N.A.

as Syndication Agents

J.P. MORGAN SECURITIES LLC

as Lead Arranger and Lead Bookrunner

and

DEUTSCHE BANK SECURITIES INC.,

UBS AG, STAMFORD BRANCH,

CREDIT SUISSE AG,

and

THE ROYAL BANK OF SCOTLAND PLC,

as Documentation Agents

i

EXHIBITS AND SCHEDULES

Exhibit 2.02	—	Form of Notice of Borrowing

Exhibit 2.03	—	Form of Notice of Interest Rate Election

Exhibit 3.12(d)(iv)	—	Form of Section 3.12(d)(iv) Certificate

Exhibit 4.01(d)	—	Form of Opinion of Borrower’s Counsel

Exhibit 6.01(f)(ii)	—	Form of Certificate of Independent Accountants

Exhibit 9.06	—	Form of Assignment and Acceptance

Schedule 1.01	—	Commitments

Schedule 1.02	—	Lending Office Addresses

ii

364-DAY

CREDIT AGREEMENT

Dated as of January 25, 2013

Baxter International Inc., a Delaware corporation (the “Borrower”), the financial institutions listed on the signature pages of this Agreement under the heading “Banks” (such financial institutions and any successor financial institution that becomes a party to this Agreement pursuant to Section 3.15 or 9.06 hereinafter referred to as the “Banks”), JPMorgan Chase Bank, N.A. (“JPMorgan Chase”), as administrative agent hereunder (such administrative agent and any successor administrative agent appointed pursuant to Section 8.06 hereinafter referred to as the “Administrative Agent”), each of Bank of America, N.A. (“Bank of America”) and Citibank, N.A. (“Citibank”), as Syndication Agents (Bank of America and Citibank, collectively, hereinafter referred to as the “Syndication Agents”), J.P. Morgan Securities LLC, as lead arranger and lead bookrunner hereunder (hereinafter referred to as the “Lead Arranger”), and Deutsche Bank Securities Inc., UBS AG, Credit Suisse AG and The Royal Bank of Scotland PLC, as documentation agents (“Documentation Agents”), agree as follows:

ARTICLE I

DEFINITIONS

SECTION 1.01. Defined Terms. As used in this 364-Day Credit Agreement (this “Agreement”), the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

“ABR”, when used in reference to any Loan or Borrowing, refers to whether such Loan or Borrowing is bearing interest at a rate determined by reference to the Alternate Base Rate.

“Acquired Company” means Indap Holding AB.

“Acquisition” means the acquisition by the Borrower of all of the shares of the Acquired Company pursuant to the Share Purchase Agreement.

“Administrative Agent” means JPMorgan Chase Bank, N.A., in its capacity as administrative agent for the Banks hereunder.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Affiliate” means, as to any Person, any other Person that, directly or indirectly, Controls, is Controlled by or is under common Control with such Person.

“Aggregate Commitment” means, at any time, the aggregate amount of the Commitments of all the Banks hereunder at such time. The Aggregate Commitment as of the date hereof is Three Billion One Hundred Million and 00/100 Dollars ($3,100,000,000).

“Agreement” means this Credit Agreement, as amended, supplemented or otherwise modified from time to time.

“Alternate Base Rate” means, for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) the Federal Funds Rate in effect on such day plus  1/2 of 1% and (c) the LIBO Rate for deposits in Dollars for a one-month Interest Period on such day (or if such day is not a Business Day, the immediately preceding Business Day) plus 1%; provided that, for the avoidance of doubt, the LIBO Rate for any day shall be based on the rate appearing on the Reuters Screen LIBOR01 Page (or any successor or substitute page of such page) at approximately 11:00 a.m. London time on such day; provided, further, that the Administrative Agent shall deliver a copy of such Page 3750 to the Borrower within one (1) Business Day of determining such rate per annum, provided that the failure of the Administrative Agent to provide a copy of such Page 3750 shall in no way limit or modify the obligations of the Borrower under this Agreement. Any change in the Alternate Base Rate due to a change in the Prime Rate, the Federal Funds Rate or the LIBO Rate shall be effective from and including the effective date of such change in the Prime Rate, the Federal Funds Rate or the LIBO Rate, respectively.

“Applicable Lending Office” means, with respect to each Bank, such Bank’s Domestic Lending Office in the case of an ABR Loan, and such Bank’s Eurodollar Lending Office, in the case of a Eurodollar Loan.

“Approved Fund” means any Fund that is administered or managed by (a) a Bank, (b) an Affiliate of a Bank or (c) an entity or an Affiliate of an entity that administers or manages a Bank.

“Asset Sale” means any sale, lease or other disposition of assets by the Borrower or any of its Subsidiaries (including proceeds from (i) the issuance or sale of equity interests in any Subsidiary of the Borrower and (ii) any insurance proceeds or proceeds of a condemnation award for loss or damage to, or condemnation by a Governmental Authority of, any equipment, fixed assets or real property) resulting in Net Cash Proceeds received after the Effective Date, other than (i) dispositions related to any sale-leaseback transaction, (ii) dispositions in the ordinary course of business (including sales of inventory and sales of cash equivalents), (iii) any disposition that does not result in Net Cash Proceeds exceeding $250,000,000 for such disposition, (iv) any disposition by any Subsidiary that is a Foreign Subsidiary, (v) any disposition from or to an Affiliate of the Borrower, (vi) any licensing of intellectual property, (vii) any sale or other transfer of accounts receivable or instruments in connection with any trade or customer-related financing in the ordinary course of business, (viii) any sale or other transfer of financial assets in connection with any hedging activity in the ordinary course of business, and (ix) any sale or other disposition required by a Governmental Authority for regulatory compliance or approval (including antitrust).

“Assignment and Acceptance” has the meaning assigned to that term in Section 9.06(c).

“Bank Termination Date” has the meaning assigned to that term in Section 3.15(b).

“Bankruptcy Event” means, with respect to any Person, such Person becomes the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, administrator, custodian, assignee for the benefit of creditors or similar Person charged with the reorganization or liquidation of its business appointed for it, or, in the good faith determination of the Administrative Agent, has taken any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any such proceeding or appointment, provided that a Bankruptcy Event shall not result solely by virtue of any ownership interest, or the acquisition of any ownership interest, in such Person by a Governmental Authority or instrumentality thereof, provided, further, that such ownership interest does not result in or provide such Person with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Person (or such Governmental Authority or instrumentality) to reject, repudiate, disavow or disaffirm any contracts or agreements made by such Person.

“Borrower” means Baxter International Inc., a Delaware corporation.

“Borrowing” means an aggregation of Loans made by the Banks on the date of Borrowing pursuant to Article II of this Agreement and, in the case of Eurodollar Loans, as to which for a single Interest Period, and after giving effect to any subsequent Conversion in connection with which a single Borrowing may have been divided into several Borrowings or several Borrowings may have been combined (in whole or in part) into a single Borrowing. Borrowings are classified for purposes of this Agreement as Loans of the same Type, made, converted or continued on the same date and, in the case of Eurodollar Loans, as to which a single Interest Period is in effect.

“Business Day” means a day (other than Saturday or Sunday) of the year on which banks are not required or authorized to close in New York City or Chicago, Illinois and are generally open for the conduct of substantially all of their commercial lending activities and interbank wire transfers can be made on the Fedwire system; provided that, when used in connection with a Eurodollar Loan, the term “Business Day” shall also exclude any day on which banks are not open for dealings in Dollar deposits in the London interbank market.

“Change in Law” has the meaning assigned to that term in Section 3.10.

“Change of Control” means (a) the acquisition of ownership, directly or indirectly, beneficially or of record, by any Person or group (within the meaning of the Exchange Act and the rules of the SEC thereunder as in effect on the date hereof) of fifty percent (50%) or more of the aggregate ordinary voting power represented by the issued and outstanding Equity Interests of the Borrower or (b) occupation of a majority of the seats (other than vacant seats) on the board of directors of the Borrower by Persons who were neither (i) nominated by the board of directors of the Borrower nor (ii) appointed by directors so nominated.

“Closing Date” means the first date on which all of the conditions set forth in Section 4.02 are satisfied (or waived in accordance with Section 9.01).

“Code” means the Internal Revenue Code of 1986, as amended.

“Commitment” means, with respect to any Bank at any time the amount indicated opposite such Bank’s name on Schedule 1.01 hereto, as such amount may from time to time have been reduced pursuant to Section 2.05 or Section 2.06, or modified in accordance with Section 9.06.

“Commitment Fee” has the meaning assigned to that term in Section 3.04(a).

“Commitment Termination Date” means April 4, 2013; provided that if the Long Stop Date (as defined in the Share Purchase Agreement as in effect on December 4, 2012) shall have been automatically extended as provided in the Share Purchase Agreement as in effect on December 4, 2012, June 4, 2013.

“Consolidated” refers to the full consolidation of the accounts of the Borrower and its Subsidiaries in accordance with generally accepted accounting principles, including principles of consolidation, consistent with those applied in the preparation of the financial statements referred to in Section 5.01(f).

“Consolidated Adjusted Debt” means, at any time, (i) all Debt minus (ii) an amount equal to all cash and cash equivalent investments of the Borrower and its Consolidated Subsidiaries.

“Consolidated Capitalization” means, at any time, the sum at such time of: (i) the Consolidated stockholders’ equity of the Borrower and its Consolidated Subsidiaries, and (ii) Consolidated Adjusted Debt of the Borrower and its Consolidated Subsidiaries.

“Consolidated Net Tangible Assets” means the total amount of assets which would be included on a Consolidated balance sheet of the Borrower and its Consolidated Subsidiaries (and which shall reflect the deduction of applicable reserves) after deducting therefrom all current liabilities of the Borrower and its Consolidated Subsidiaries and all Intangible Assets.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise.

“Convert,” “Conversion,” “Converting” and “Converted” each refers to a conversion of Loans of one Type into Loans of another Type or a continuation of Loans as the same Type for an additional Interest Period, in each case pursuant to Section 2.03.

“Credit Ratings” has the meaning assigned to that term in Section 3.05(a).

“Debentures” means long-term debt securities (without third-party credit enhancement).

“Debt” means the sum of: (i) indebtedness for borrowed money or for the deferred purchase price of property or services carried as indebtedness on the Consolidated balance sheet of the Borrower and its Consolidated Subsidiaries (excluding accounts payable arising in the ordinary course of such Person’s business payable on terms customary in the trade), (ii) obligations of the Borrower and its Consolidated Subsidiaries as lessee under leases that, in accordance with generally accepted accounting principles, are recorded as capital leases, and (iii) obligations of the Borrower and its Consolidated Subsidiaries under direct or indirect guaranties in respect of, and obligations (contingent or otherwise) to purchase or otherwise acquire, or otherwise to assure a creditor against loss in respect of, indebtedness or obligations of other parties of the kinds referred to in clauses (i) and (ii) above (other than Debt of any Subsidiary, to the extent such Debt is included in the calculation of Debt as a result of clause (i) or (ii) above) in excess of $100,000,000 in the aggregate. The term “Debt” shall not include the undrawn face amount of any letter of credit issued for the account of the Borrower or any of its Consolidated Subsidiaries, but shall include the reimbursement obligation owing from time to time by the Borrower or any of its Consolidated Subsidiaries in respect of drawings made under any letter of credit in the event reimbursement is not made immediately following the applicable drawing.

“Debt Incurrence” means any incurrence of Debt for borrowed money by the Borrower or any of its Subsidiaries, whether pursuant to a public offering or in a Rule 144A or other private placement of Debt securities (including Debt securities convertible into equity securities) or incurrence of loans under any loan or credit facility, other than (a) intercompany Debt, (b) Debt under the Existing Company Credit Agreements and any refinancing, amendment, amendment and restatement or extension thereof, including any refinancing providing for increases in aggregate principal or committed amount, (c) commercial paper financings in the ordinary course of business, (d) any trade, customer or supplier finance-related financing in the ordinary course of business, (e) any financings by Foreign Subsidiaries (whether or not guaranteed by the Borrower or any other Subsidiary), (f) any refinancings, renewals or replacements of existing Debt (including any such Debt of the Acquired Company and its Subsidiaries, but excluding Debt under the Existing Company Credit Agreements), (g) Debt not in excess of $200,000,000, and (h) hedging activity in the ordinary course of business.

“Defaulting Bank” means (a) any Bank that (i) has failed, within two (2) Business Days of the date required to be funded or paid, to (A) fund any portion of its Commitment, (B) fund any portion of its Loans or (C) pay over to the Administrative Agent any other amount required to be paid by it hereunder, unless, in the case of clause (A) or clause (B) above, such Bank notifies the Administrative Agent in writing that such failure is the result of such Bank’s good faith determination that a condition precedent to funding (specifically identified and including the particular default, if any) has not been satisfied, (ii) has notified the Borrower or any Administrative Agent in writing, or has made a public statement to the effect, that it does not intend or expect to comply with any of its funding obligations under this Agreement (unless such writing or public statement indicates that such position is based on such Bank’s good faith determination that a condition precedent (specifically identified and including the particular default, if any) to funding a Loan under this Agreement cannot be satisfied) or generally under other agreements in which it commits to extend credit, (iii) has failed, within three (3) Business Days after request by an Administrative Agent, acting in good faith, to provide a certification in writing from an authorized officer of such Bank that it will comply with its obligations to fund prospective Loans under this Agreement, provided that such Bank shall cease to be a Defaulting Bank pursuant to this clause (iii) upon the Administrative Agent’s receipt of such certification in form and substance satisfactory to it, or (iv) has become the subject of a Bankruptcy Event; or (b) a Bank whose Parent shall become the subject of a Bankruptcy Event.

“Documentation Agents” means Deutsche Bank Securities Inc., UBS AG, Credit Suisse AG and The Royal Bank of Scotland PLC, in their capacities as Documentation Agents.

“Dollars” and “$” means the lawful currency of the United States of America.

“Domestic Lending Office” means, with respect to each Bank, the office of such Bank specified as its “Lending Office” opposite its name on Schedule 1.02 hereto or such other office of such Bank as such Bank may from time to time specify to the Borrower and the Administrative Agent.

“Domestic Subsidiary” means any Subsidiary of the Borrower organized under the laws of any jurisdiction within the United States.

“Duration Fee” has the meaning assigned to that term in Section 3.04(b).

“Effective Date” means January 25, 2013.

“Environmental Laws” means federal, state, local and foreign laws, rules and regulations relating to the release, emission, disposal, storage and related handling of waste materials, pollutants and hazardous substances.

“Equity Interests” means shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity interests in a Person, and any and all warrants, rights or options to purchase any of the foregoing.

“Equity Issuance” means any issuance of equity or equity-linked securities by the Borrower, whether pursuant to a public offering or in a Rule 144A or other private placement, other than (a) securities issued pursuant to employee stock plans or employee compensation plans or contributed to pension funds, or (b) securities or interests issued or transferred as consideration in connection with any acquisition, divestiture or joint venture arrangement.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and any successor statute of similar import, together with the regulations thereunder, in each case as in effect from time to time. References to sections of ERISA also refer to any successor sections.

“Eurocurrency Liabilities” has the meaning assigned to that term in Regulation D of the Board of Governors of the Federal Reserve System, as in effect from time to time.

“Eurocurrency Reserve Percentage” of any Bank for the Interest Period for any Eurodollar Loan, means the maximum reserve percentage applicable during such Interest Period (or, if more than one such percentage shall be so applicable, the daily average of such percentages for those days in such Interest Period during which any such percentage shall be so applicable) under regulations issued from time to time by the Board of Governors of the Federal Reserve System for determining the reserve requirement (including any emergency, supplemental or other marginal reserve requirement and taking into account any transitional adjustments or other scheduled changes in reserve requirements during such Interest Period) for such Bank with respect to liabilities or assets consisting of or including Eurocurrency Liabilities having a term equal to such Interest Period.

“Eurodollar”, when used in reference to any Loan or Borrowing, refers to whether such Loan or Borrowing is bearing interest at a rate determined by reference to the LIBO Rate.

“Eurodollar Lending Office” means, with respect to each Bank, the office of such Bank specified as its “Eurodollar Lending Office” opposite its name on Schedule 1.02 hereto (or, if no such office is specified, its Domestic Lending Office) or such other office of such Bank as such Bank may from time to time specify to the Borrower and the Administrative Agent.

“Events of Default” has the meaning assigned to that term in Section 7.01.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Existing Company Credit Agreements” means, collectively, (a) the Borrower’s $1,500,000,000 Four-Year Credit Agreement dated as of June 17, 2011, as amended from time to time, and (b) the 300,000,000 Euro Credit Agreement dated as of January 7, 2008 of Baxter Healthcare SA, as amended from time to time, together with the Guaranty (as defined in such credit agreement) of the Borrower.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or further regulations or official interpretations thereof and any agreements entered into pursuant to Section 1471(b)(1) of the Code.

“Federal Funds Rate” means, for any day, the weighted average (rounded upwards, if necessary, to the next 1/100 of 1%) of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average (rounded upwards, if necessary, to the next 1/100 of 1%) of the quotations for such day for such transactions received by the Administrative Agent from three (3) Federal funds brokers of recognized standing selected by it. The Administrative Agent shall deliver to the Borrower a copy of such publication or average quotation, as applicable, within one (1) Business Day of such day; provided that the failure of the Administrative Agent to provide such publication or such average quotation shall in no way limit or modify the obligations of the Borrower under this Agreement.

“Fee Letters” means, collectively, the fee letters each dated December 3, 2012 between the Borrower and the Administrative Agent, and the Borrower and the Lead Arranger, respectively.

“First Borrowing” means the initial Borrowing made by the Borrower hereunder on the Closing Date.

“Fitch” means Fitch, Inc., or its successor.

“Foreign Subsidiary” means any Subsidiary of the Borrower that is not a Domestic Subsidiary.

“Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.

“Governmental Authority” means any nation or government, any federal, state, local or other political subdivision thereof and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

“Governmental Entity” has the meaning assigned to that term in Section 6.02(a)(xvii).

“IFRS” means the standards and interpretations adopted by the International Accounting Standards Board, including (a) the International Financial Reporting Standards issued by the International Accounting Standards Board, (b) the International Accounting Standards originally issued by the International Accounting Standards Committee, in the form adopted by the International Accounting Standards Board, (c) the final interpretations issued by the International Financial Reporting Interpretations Committee, and (d) the final interpretations issued by the Standing Interpretations Committee, consistently applied, as in effect at the date of such financial statements or information to which it refers.

“include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.”

“Intangible Assets” means all assets of the Borrower and its Consolidated Subsidiaries which are treated as intangibles in conformity with generally accepted accounting principles on the Consolidated balance sheet of the Borrower and its Consolidated Subsidiaries.

“Interest Period” means, for each Eurodollar Loan, the period commencing on the date of such Loan (or on the effective date of Conversion thereof pursuant to Section 2.03) and ending on the last day of the period selected by the Borrower pursuant to the provisions below. The duration of each such Interest Period shall be one (1), two (2) or three (3) months, in each case as the Borrower may select pursuant to Section 2.02 or 2.03, as applicable; provided, that:

(i) The duration of any Interest Period which would otherwise end after the Termination Date shall end on the Termination Date;

(ii) Whenever the last day of any Interest Period would otherwise occur on a day other than a Business Day, the last day of such Interest Period shall be extended to occur on the next succeeding Business Day, unless, in the case of any Interest Period, such extension would cause the last day of such Interest Period to occur in the next following calendar month, in which case the last day of such Interest Period shall occur on the immediately preceding Business Day; and

(iv) If an Interest Period begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period), such Interest Period shall end on the last Business Day of a calendar month.

“JPMorgan Chase” means JPMorgan Chase Bank, N.A., a national banking association having its principal office in New York, New York, in its individual capacity, and its successors.

“Lead Arranger” means J.P. Morgan Securities LLC, in its capacity as Lead Arranger and Lead Bookrunner.

“LIBO Rate” means, for the relevant Interest Period, the rate appearing on the Reuters Screen LIBOR01 Page (or on any successor or substitute page of such service, or any successor to or substitute for such service, providing rate quotations comparable to those currently provided on such page of such service, as determined by the Administrative Agent from time to time for purposes of providing quotations of interest rates applicable to Dollar deposits in the London interbank market) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, as the rate for Dollar deposits with a maturity comparable to such Interest Period. In the event that such rate is not available at such time for any reason, then the “LIBO Rate” for such Interest Period shall be the rate at which Dollar deposits of $5,000,000 and for a maturity comparable to such Interest Period are offered by the principal London office of the Administrative Agent in immediately available funds in the London interbank market at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period.

“Loans” means, with respect to a Bank, such Bank’s loan to the Borrower pursuant to this Agreement (and any Conversion thereof pursuant to Section 2.03 hereof).

“Local Time” means Chicago, Illinois time.

“Majority Banks” means at any time Banks having more than 50% of the then aggregate amount of the Commitments or, if the Commitments have been terminated, holding more than 50% of the aggregate Loans then outstanding. The Commitments and Loans of any Defaulting Bank shall be disregarded in determining the Majority Banks at any time.

“Margin Stock” has the meaning assigned to that term under Regulation U issued by the Board of Governors of the Federal Reserve System.

“Material Subsidiary” means any of (i) Baxter Healthcare Corporation, a Delaware corporation, (ii) Baxter World Trade Corporation, a Delaware corporation, or (iii) any other Subsidiary of the Borrower that would be a “significant subsidiary” of the Borrower within the meaning of Rule 1-02(w)(2) under Regulation S-X promulgated by the SEC (17 C.F.R. 210.1-02(w)(2)); provided that the reference therein to “10 percent of the total assets of the registrant and its subsidiaries” shall be deemed for purposes of this definition to read as “20 percent of the total assets of the registrant and its subsidiaries.”

“Moody’s” means Moody’s Investors Service, Inc., or its successor.

“Multiemployer Plan” means any employee benefit plan of the type described in Section 4001(a)(3) of ERISA, to which the Borrower or any Material Subsidiary makes or is obligated to make contributions.

“Net Cash Proceeds” means (a) with respect to an Asset Sale of the Borrower or any of its Domestic Subsidiaries, the excess, if any, of (i) the cash received in connection therewith (including any cash received by way of deferred payment pursuant to, or by monetization of, a note receivable or otherwise, but only as and when so received) over (ii) the sum of (A) payments made to retire any Debt that is secured by such asset and that is required to be repaid in connection with the sale thereof (other than the Loans), (B) the reasonable expenses incurred by the Borrower or any of its Subsidiaries in connection therewith, (C) taxes reasonably estimated to be payable in connection with such transaction, and (D) the amount of reserves established by the Borrower or any of its Subsidiaries in good faith and pursuant to commercially reasonable practices for adjustment in respect of the sale price of such asset or assets in accordance with applicable generally accepted accounting principles, provided that following the termination of such reserves, proceeds equal to any unused reserves shall constitute Net Cash Proceeds; (b) with respect to any Debt Incurrence, the excess, if any, of (i) cash received by the Borrower or any of its Subsidiaries in connection with such Debt Incurrence over (ii) the sum of (A) payments made to retire any Debt that is required to be repaid in connection with such Debt Incurrence (other than the Loans), including any applicable prepayment premium, and (B) the underwriting discounts, fees and commissions and other reasonable expenses incurred by the Borrower or any of its Subsidiaries in connection with such Debt Incurrence; and (c) with respect to any Equity Issuance, the excess of (i) the cash received in connection with such Equity Issuance over (ii) the underwriting discounts, fees and commissions and other reasonable expenses incurred by the Borrower or any of its Subsidiaries in connection with such Equity Issuance.

“Non-Consenting Bank” means any Bank that does not approve any consent, waiver or amendment that (i) requires the approval of all affected Banks in accordance with the terms of Section 9.01 and (ii) has been approved by the Majority Banks.

“Non-U.S. Bank” means a Bank that is not a U.S. Person.

“Note” has the meaning assigned to that term in Section 3.13(d).

“Notice of Borrowing” has the meaning assigned to that term in Section 2.02.

“Notice of Interest Rate Election” has the meaning assigned to that term in Section 2.03.

“OFAC” means the U.S. Treasury Department Office of Foreign Assets Control.

“Other Taxes” has the meaning assigned to that term in Section 3.12(b).

“Parent” means, with respect to any Bank, any Person as to which such Bank is, directly or indirectly, a subsidiary.

“PATRIOT Act” means the “Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001” (Title III of Pub. L. 107-56 (signed into law October 26, 2001)).

“PBGC” means the Pension Benefit Guaranty Corporation and any entity succeeding to any or all of its functions under ERISA.

“Person” means an individual, a corporation, a partnership, an association, a trust or any other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

“Plan” means any “employee pension benefit plan” (as such term is defined in Section 3(2) of ERISA), other than a Multiemployer Plan, that is subject to Title IV of ERISA and is sponsored or maintained by the Borrower or any Material Subsidiary or to which the Borrower or any Material Subsidiary contributes or has an obligation to contribute.

“Prime Rate” means a rate per annum equal to the prime rate of interest announced from time to time by JPMorgan Chase (which is not necessarily the lowest rate charged to any customer) as its prime rate in effect at its principal office in New York City, changing when and as said prime rate changes.

“Receivable” has the meaning assigned to that term in Section 6.02(a)(xii).

“Register” has the meaning assigned to that term in Section 9.06(e).

“S&P” means Standard & Poor’s Ratings Services, a division of the McGraw-Hill Companies, Inc., or its successor.

“SEC” means the United States Securities and Exchange Commission or any successor thereto.

“Secured Debt” means the amount of Debt or other obligation or liability of the Borrower or any of its Material Subsidiaries the payment of which is secured by a Security Interest.

“Security Interest” means any lien, security interest, mortgage or other charge or encumbrance of any kind, title retention device, pledge or any other type of preferential arrangement, upon or with respect to any property of the Borrower or of any Material Subsidiary, whether now owned or hereafter acquired.

“Seller” means Indap Sweden AB, a company organized under the laws of Sweden.

“Share Purchase Agreement” means the Share Purchase Agreement dated December 4, 2012, by and between the Seller and the Borrower, together with all exhibits and schedules thereto.

“Share Purchase Agreement Material Adverse Effect” means any change, circumstance, event or condition that has been or would reasonably be expected to be materially adverse to the operations, business, financial condition or results of operations of the Acquired Company and its Subsidiaries (as such term is defined in the Share Purchase Agreement), taken as a whole (it being understood and agreed that where the failures of the Seller’s Warranties (as such term is defined in the Share Purchase Agreement) under the Share Purchase Agreement to be true and correct (without giving effect to any materiality qualifier therein) have resulted in, or would be reasonably expected to result in, individually or in the aggregate, a reduction in the EBITDA (as defined in the Share Purchase Agreement) for the Acquired Company of SEK 417 million or more for the 12-month period following the breach (or, if applicable, series of breaches), such failures shall be deemed to constitute a Share Purchase Agreement Material Adverse Effect), other than any changes, circumstances, events or conditions resulting, directly or indirectly, from: (i) the announcement of the transactions contemplated by the Share Purchase Agreement or the performance of any obligation thereunder (including any loss of employees, any cancellations or delays in customer orders or any disruption in supplier, distribution, partner or similar relationships, in each case to the extent resulting from such announcement or performance); (ii) changes in general economic conditions in any of the markets in which the Acquired Company and its Subsidiaries (as such term is defined in the Share Purchase Agreement) operates (including changes or developments in prevailing interest rates, credit markets, general economic or business conditions or currencies exchange rates or general political conditions); (iii) any change in the financial, banking, currency or capital markets in general; (iv) acts of God or other calamities, national or international political or social conditions, including the engagement by any country in hostilities, whether commenced before or after the date of the Share Purchase Agreement, and whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack; (v) changes in any Law (as defined in the Share Purchase Agreement) or interpretations thereof; (vi) changes in IFRS (as defined in the Share Purchase Agreement) or official interpretations thereof; (vii) the failure of the Acquired Company, in and of itself, to meet projections or forecasts (without excusing the underlying causes of such failure to meet projections or forecasts); (viii) any labour strike or similar; or (ix) any divestiture agreement or other action or remedy required by any Relevant Competition Authority (as defined in the Share Purchase Agreement) as a condition for obtaining merger control clearances or other approvals, which are required for the transactions contemplated under the Share Purchase Agreement to complete.

“Share Purchase Agreement Representations” means the representations made by the Seller in the Share Purchase Agreement, but only to the extent that the Borrower (or any of the Borrower’s Subsidiaries) has the right under the Share Purchase Agreement not to consummate the Acquisition as a result of such representations in the Share Purchase Agreement being inaccurate.

“Special Notice” has the meaning assigned to that term in Section 3.15(a).

“Subsidiary” means any entity with respect to which the Borrower alone owns, the Borrower and one or more Subsidiaries together own, or the Borrower and any Person controlling the Borrower together own, in each such case directly or indirectly, capital stock (or the equivalent equity interest) having ordinary voting power to elect a majority of the members of the Board of Directors of such corporation (or, in the case of a partnership or joint venture, having the majority interest in the capital or profits of such entity).

“Successor Bank” has the meaning assigned to that term in Section 3.15(b).

“Syndication Agents” means Bank of America and Citibank, in their capacities as Syndication Agents.

“Taxes” has the meaning assigned to that term in Section 3.12(a).

“TB Loan” has the meaning assigned to that term in Section 3.15(c).

“Terminated Bank” has the meaning assigned to that term in Section 3.15(b).

“Termination Date” means the date that is 364 days from the Effective Date or, if such date is not a Business Day, then the immediately preceding Business Day.

“Termination Notice” has the meaning assigned to that term in Section 3.15(b).

“Transactions” means the borrowings by the Borrower under this Agreement, the Acquisition and the repayment of any indebtedness of the Acquired Company, and the payment of related transaction fees and expenses.

“Type” when used in reference to any Loan, refers to whether the rate of interest on such Loan is determined by reference to the LIBO Rate or the Alternate Base Rate.

“Unfunded Liability” means, in the case of a Plan, the amount, if any, by which the present value of all vested benefits accrued to the date of determination under such Plan exceeds the fair market actuarial value of all assets of such Plan allocable to such benefits as of such date, calculated as of the most recent valuation date for such Plan by the Plan’s enrolled actuary using the actuarial assumptions used to calculate the Plan’s minimum funding obligation under ERISA.

“Unmatured Event of Default” means an event which would constitute an Event of Default but for the requirement that notice be given or time elapse or both.

“U.S. Person” means a “United States person” within the meaning of Section 7701(a)(30) of the Code.

SECTION 1.02. Computation of Time Periods. In this Agreement, when computing periods of time from a specified date to a later specified date, the word “from” means “from and including” and the words “to” and “until” each mean “to but excluding.”

SECTION 1.03. Accounting Terms and Principles. All accounting terms used herein shall be interpreted, all accounting determinations hereunder shall be made, and all financial statements required to be delivered hereunder shall be prepared in accordance with generally accepted accounting principles as in effect from time to time, applied on a basis consistent (except for changes concurred in by the Borrower’s independent accountants or, in the case of the financial statements required to be delivered pursuant to Section 6.01(f)(i), as determined by the Borrower to be required in accordance with then existing generally accepted accounting principles) with the December 31, 2011 audited Consolidated financial statements of the Borrower and its Consolidated Subsidiaries.

ARTICLE II

THE FACILITY

SECTION 2.01. The Facility. Subject to the terms and conditions set forth herein, each Bank severally and not jointly agrees to make the Loans in a single Borrowing to the Borrower on the Closing Date in a principal amount that will not result in (a) such Bank’s Loan exceeding such Bank’s Commitment or (b) the sum of the Loans exceeding the Aggregate Commitment; provided that if for any reason the full amount of such Bank’s Commitment is not fully drawn on the Closing Date, the undrawn portion thereof shall automatically be cancelled as of the close of business thereof. The Borrowing made on the Closing Date shall be in an aggregate amount not less than $25,000,000 (and in integral multiples of $5,000,000 in excess thereof), shall be made on the same day from the Banks ratably according to their respective Commitments and shall consist of Loans of the same Type. No amount of the Borrowing which is repaid or prepaid by the Borrower may be reborrowed hereunder.

SECTION 2.02. Making the Loans. To request a Borrowing on the Closing Date, the Borrower shall notify the Administrative Agent by facsimile, telephone or electronically not later than (i) 10:00 a.m. (Local Time) three (3) Business Days prior to the Closing Date, in the case of a Borrowing comprised of Eurodollar Loans, and (ii) 9:00 a.m. (Local Time) on the proposed Closing Date, in the case of a Borrowing comprised of ABR Loans. A notice of Borrowing pursuant to this Section 2.02 (a “Notice of Borrowing”) shall be in substantially the form of Exhibit 2.02 hereto, specifying the proposed Closing Date (which shall be a Business Day), Type of Loans, aggregate amount of the proposed Borrowing and the Interest Period, if any, applicable thereto (which shall comply with the provisions of the definition of Interest Period). The Administrative Agent shall in turn promptly notify each Bank by facsimile of the date, applicable interest rate and aggregate amount of such Borrowing and such Bank’s ratable portion of such Borrowing. Each Bank, for the account of its Applicable Lending Office, shall, before 12:00 Noon (Local Time) on the Closing Date specified in the notice received from the Administrative Agent pursuant to the preceding sentence, deposit such Bank’s ratable portion of such Borrowing in same day funds to the Administrative Agent’s LS2 Incoming Clearing Account No. 9008113381 (ABA No. 021000021) (unless another account is designated by the Administrative Agent for such purpose), Reference: Baxter International Inc., maintained at 1 Chase Tower, Chicago, Illinois. After the Administrative Agent’s receipt of such funds and upon fulfillment of the applicable conditions set forth in Article IV, the Administrative Agent shall make same day funds in the amount of such funds available to the Borrower by 2:00 p.m. (Local Time) on the Closing Date, at the account specified by the Borrower in the Notice of Borrowing.

SECTION 2.03. Method of Electing Interest Rates.

(a) The Borrowings may consist of ABR Loans or Eurodollar Loans, or a combination thereof, selected by the Borrower in accordance with this Section 2.03. The Loans included in each Borrowing shall bear interest initially at the type of rate specified by the Borrower in the Notice of Borrowing. Thereafter, the Borrower may from time to time elect to change or continue the Interest Period for each Borrowing (subject in each case to the provisions of Article III) consisting of Eurodollar Loans, as follows:

(i) if such Loans are ABR Loans, the Borrower may elect to (A) convert such Loans to Eurodollar Loans or (B) continue such Loans as ABR Loans, in each case effective as of any Business Day;

(ii) if such Loans are Eurodollar Loans, the Borrower may elect to (i) continue all or part of such Loans as Eurodollar Loans for an additional Interest Period, effective on the last day of the then current Interest Period applicable to such Loans or (ii) convert all or part of such Loans to ABR Loans.

Each such election shall be made by delivering a notice (a “Notice of Interest Rate Election”) to the Administrative Agent by not later than 10:00 a.m. (Local Time) at least three (3) Business Days before the conversion or continuation selected in such notice is to be effective. If the Borrower shall fail to issue a Notice of Interest Rate Election within three (3) Business Days prior to the end of any Interest Period (unless the Borrower shall have issued a notice of prepayment in respect of the applicable Borrowing in accordance with Section 2.07), the Loans comprising such Borrowing shall be converted into ABR Loans. A Notice of Interest Rate Election may, if it so specifies, apply to only a portion of the aggregate principal amount of the relevant Borrowing; provided that (i) such portion is allocated ratably among the Loans comprising such Borrowing and (ii) the portion to which such Notice of Interest Rate Election applies, and the remaining portion to which it does not apply, are each $25,000,000 or any larger multiple of $5,000,000.

(b) Each Notice of Interest Rate Election shall be substantially in the form of Exhibit 2.03 hereto and shall specify:

(i) the Borrowing (or portion thereof) to which such notice applies;

(ii) the date on which the conversion or continuation selected in such notice is to be effective, which shall comply with the applicable clause of subsection (a) above;

(iii) if the Loans comprising such Borrowing are to be converted, the next Type of Loans; and

(iv) the duration of the new Interest Period (if any).

Each Interest Period specified in a Notice of Interest Rate Election shall comply with the provisions of the definition of Interest Period. Each Notice of Interest Rate Election shall be irrevocable when given by the Borrower.

(c) Upon receipt of a Notice of Interest Rate Election from the Borrower pursuant to subsection (a) above, the Administrative Agent shall promptly notify each Bank of the contents thereof.

(d) Upon the occurrence, and during the continuance, of an Event of Default, the Administrative Agent may (and, at the direction of the Majority Banks, the Administrative Agent shall) suspend the ability of the Borrower to obtain Conversions of ABR Borrowings into Eurodollar Borrowings or to continue Eurodollar Borrowings for additional Interest Periods (and while such suspension remains effective, unless repaid, each Eurodollar Borrowing shall become an ABR Borrowing at the end of the Interest Period applicable thereto). Such suspension shall become effective upon notice thereof to the Borrower and each of the Banks, and shall remain in effect until the Event of Default giving rise to such notice is cured or waived.

SECTION 2.04. Maturity. Any outstanding Loans and all other unpaid amounts due and payable hereunder shall be paid in full by the Borrower on the Termination Date.

SECTION 2.05. Optional Termination or Reduction of Commitments.

(a) The Borrower may at any time terminate, or from time to time reduce, the Commitments in whole or in part.

(b) The Borrower shall notify the Administrative Agent of any election to terminate or reduce the Commitments under paragraph (a) of this Section 2.05 by facsimile not later than 9:00 a.m. (Local Time) on the effective date of such termination or reduction, specifying such election and the aggregate principal amount of such reduction. Promptly following receipt of any notice, the Administrative Agent shall advise the Banks of the contents thereof. Each notice delivered by the Borrower pursuant to this Section shall be irrevocable; provided that a notice of termination of the Commitments delivered by the Borrower may state that such notice is conditioned upon the effectiveness of other credit facilities, in which case such notice may be revoked by the Borrower (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied. Any termination or reduction of the Commitments shall be permanent. Each reduction of the Commitments shall be made ratably among the Banks in accordance with their respective Commitments.

SECTION 2.06. Mandatory Termination of Commitments. Unless previously terminated, the Commitments shall terminate immediately upon the first to occur of the following: (i) the Closing Date (after giving effect to the Borrowing on such date), (ii) the termination of the Borrower’s obligation to consummate the Acquisition pursuant to the Share Purchase Agreement, and (iii) the Commitment Termination Date. Any such termination of the Commitments shall be permanent.

SECTION 2.07. Prepayment of Loans.

(a) The Borrower may, upon same day’s notice to the Administrative Agent, delivered by not later than 10:00 a.m. (Local Time), prepay any Borrowing in whole at any time, or from time to time in part in amounts aggregating $20,000,000 or any larger multiple of $5,000,000, by paying the principal amount to be prepaid together with accrued interest thereon to the date of prepayment. Upon receipt of a notice of prepayment pursuant to this Section 2.07(a), the Administrative Agent shall promptly notify each Bank of the contents thereof and of such Bank’s ratable share of such prepayment. Each prepayment of a Borrowing shall be applied ratably to the Loans included in the prepaid Borrowing. If the Borrower prepays any Borrowing consisting of Eurodollar Loans on any day other than the last day of an Interest Period therefor, the Borrower shall reimburse each Bank for the losses, costs and expenses contemplated in Section 9.04(b).

(b) Upon receipt by the Borrower or any of its Subsidiaries, on or after the Effective Date, of Net Cash Proceeds arising from any Debt Incurrence, Equity Issuance or Asset Sale, (i) during the period commencing on the Effective Date and ending on the Closing Date, then the Commitments shall be reduced in an amount equal to 100% of such Net Cash Proceeds on the earlier of (x) the date of notice thereof from the Borrower to the Administrative Agent and (y) five (5) Business Days following the receipt by the Borrower or a Subsidiary of such Net Cash Proceeds, or (ii) after the Closing Date, then the Borrower shall prepay the Loans in an amount equal to 100% of such Net Proceeds not later than five (5) Business Days following the receipt by the Borrower or a Subsidiary of such Net Cash Proceeds; provided that, with respect to any Asset Sale, so long as at the time of receipt of the Net Cash Proceeds thereof, no Event of Default shall be continuing, the Borrower or the applicable Subsidiary may use, or commit to use, all or any portion of such Net Cash Proceeds to acquire, construct, improve, upgrade or repair assets useful in the business of the Borrower and its Subsidiaries or to consummate any business acquisition within one year of receipt thereof, and, in each case, the Borrower or its Subsidiary shall promptly deliver a certificate to the Administrative Agent setting forth the amount to be so used and detailing the use or commitment with respect to such amount, and the Commitments shall be reduced (in the case of clause (i) above) or the Borrower shall be obligated to make such prepayment (in the case of clause (ii) above) only to the extent that such Net Cash Proceeds are not so used (or committed to be used) within such period. The Borrower shall promptly notify the Administrative Agent of the receipt by the Borrower or a Subsidiary of any such Net Cash Proceeds from a Debt Incurrence or an Equity Issuance, and of any Net Cash Proceeds of an Asset Sale not so employed at the end of the applicable period, and the Administrative Agent shall promptly notify each Bank of its receipt of each such notice.

(c) Subject to Section 3.15, each prepayment pursuant to this Section 2.07 shall be applied to the Loans of the Banks in accordance with their pro rata shares of aggregate Loans outstanding at such time.

ARTICLE III

GENERAL TERMS

SECTION 3.01. Illegality; Interest Rate Inadequate or Unfair. The obligation of each Bank to extend a Eurodollar Loan on the date therefor is subject to the following:

(a) If, after the date of this Agreement, the adoption of any applicable law, rule or regulation, or any change therein, or any change in the interpretation or administration thereof by any Governmental Authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any Bank (or its Eurodollar Lending Office) with any request or directive (whether or not having the force of law) of any such authority, central bank or comparable agency shall make it unlawful or impossible for any Bank (or its Eurodollar Lending Office) to make, maintain or fund its Eurodollar Loans, such Bank shall so notify the Administrative Agent. The Administrative Agent and such Bank shall forthwith give notice thereof to the other Banks and the Borrower, whereupon until such Bank notifies the Borrower and the Administrative Agent that the circumstances giving rise to such suspension no longer exist, the obligation of such Bank to make (or to Convert ABR Loans into) Eurodollar Loans shall be suspended and each Eurodollar Loan which such Bank shall thereafter be required to make hereunder (or Convert into) shall be made as (or Converted into) an ABR Loan, which ABR Loan shall be made (or Converted) on the same day as the Eurodollar Loans made (or Converted into) by the other Banks and comprising the balance of such Borrowing. If such Bank (A) shall determine that it may not lawfully continue to maintain and fund any of its outstanding Eurodollar Loans to maturity, (B) shall so specify in a written notice to the Borrower and the Administrative Agent and (C) if at such time fewer than three (3) Banks shall have reached a similar determination, shall deliver to the Borrower and the Administrative Agent an opinion of counsel concurring in such determination, the Borrower shall immediately Convert in full the then outstanding principal amount of each such Eurodollar Loan into an ABR Loan in an equal principal amount (on which interest and principal shall be payable contemporaneously with the related Eurodollar Loans of the other Banks).

(b) If, with respect to Borrowings to consist of Eurodollar Loans, (i) the Administrative Agent shall have determined (which determination shall be conclusive and binding upon all parties hereto) that by reason of circumstances affecting generally the London interbank market and after using its best efforts to ascertain the interest rate applicable to the Eurodollar Loans, adequate and reasonable means do not exist for ascertaining such applicable rate, or (ii) by the Business Day before the first day of any Interest Period in respect of a Borrowing to consist of Eurodollar Loans, the Administrative Agent shall have received notice from the Majority Banks that after using their respective best efforts to obtain deposits in Dollars, such deposits are not available to such Banks (as such best efforts and unavailability are conclusively certified in writing to the Administrative Agent and the Borrower) in the ordinary course of business in the London interbank market in sufficient amounts to make its Eurodollar Loans, then, in each case, the Administrative Agent shall by 12:00 Noon (Local Time) on such Business Day notify the Borrower of such event, and the right of the Borrower to select Eurodollar Loans for such Borrowing or any subsequent Borrowing (and the right of the Borrower to Convert ABR Loans into Eurodollar Loans) shall be suspended until the Administrative Agent shall notify the Borrower and the Banks that the circumstances causing such suspension no longer exist. The obligation of the Banks to make Eurodollar Loans in connection with such Notice of Borrowing shall thereupon terminate, and each Bank obligated to participate in such Borrowing shall extend an ABR Loan to the Borrower in lieu of the originally requested Type of Loan, which ABR Loan shall be made on the date specified in the original Notice of Borrowing. In the case of an outstanding Notice of Interest Rate Election at the time any such suspension shall occur, such Notice shall be deemed amended, without any further action on the part of the Borrower, to request that the Loans specified therein be Converted to ABR Loans.

(c) If the Majority Banks shall, by 11:00 a.m. (Local Time) on the Business Day before the first day of any Interest Period in respect of a Borrowing to consist of Eurodollar Loans, notify the Administrative Agent and the Borrower (setting forth in writing the reasons therefor) that the LIBO Rate for Eurodollar Loans comprising such Borrowing will not adequately reflect the cost to such Banks of making or funding their respective Loans for such Borrowing or Conversion, the right of the Borrower to select Eurodollar Loans for such Borrowing or Conversion and any subsequent Borrowing or Conversion shall be suspended until the Administrative Agent shall notify the Borrower and the Banks that the circumstances causing such suspension no longer exist. The obligation of the Banks to make Eurodollar Loans in connection with such Notice of Borrowing shall thereupon terminate and each Bank obligated to participate in such Borrowing shall extend an ABR Loan to the Borrower in lieu of the originally requested Type of Loan, which ABR Loan shall be made on the date specified in the original Notice of Borrowing. In the case of an outstanding Notice of Interest Rate Election requesting that Loans be Converted into, or continued as, Eurodollar Loans at the time any such suspension shall occur, such Notice shall be deemed amended, without any further action on the part of the Borrower, to request that the Loans specified therein be Converted to ABR Loans at the end of the Interest Period applicable thereto.

SECTION 3.02. Effect of Notice of Borrowing; Maximum Number of Borrowings.

(a) Subject to Section 3.01, each Notice of Borrowing and Notice of Interest Rate Election shall be irrevocable and binding on the Borrower.

(b) A Notice of Borrowing that requests a Eurodollar Borrowing shall be rejected by the Administrative Agent, and the Banks shall have no obligation to extend any Eurodollar Loans that may be requested in such Notice of Borrowing, if after giving effect to the Eurodollar Borrowing requested in such Notice of Borrowing there would then be more than fifteen (15) Eurodollar Borrowings outstanding.

SECTION 3.03. Effect of Failure to Borrow or Fund.

(a) In the case of any Borrowing which the related Notice of Borrowing specifies is to be comprised of Eurodollar Loans, the Borrower shall indemnify each Bank against all direct out-of-pocket losses and reasonable expenses incurred by such Bank as a result of any failure by the Borrower to fulfill on or before the date specified for such Borrowing the applicable conditions set forth in Article IV to the extent of all direct out-of-pocket losses and reasonable expenses incurred by reason of the liquidation or reemployment of deposits or other funds acquired by such Bank to fund the Loan to be made by such Bank as part of such Borrowing when such Loan, as a result of such failure, is not made on such date. The Borrower shall not be liable to any Bank under this Section 3.03(a) with respect to consequential damages or loss of anticipated profits arising or incurred by such Bank in connection with the Borrower’s failure to fulfill timely the applicable conditions set forth in Article IV.

(b) Unless the Administrative Agent shall have received notice from a Bank prior to the date of any Borrowing (or, in the case of any Borrowing comprised of ABR Loans, prior to 12:00 Noon (Local Time) on the date of such Borrowing) that such Bank will not make available to the Administrative Agent such Bank’s ratable portion of such Borrowing, the Administrative Agent may assume that such Bank has made such portion available to the Administrative Agent on the date of such Borrowing in accordance with the terms of Section 2.02, and the Administrative Agent may, in reliance upon such assumption make available to the Borrower on such date a corresponding amount. If and to the extent that such Bank shall not have so made such ratable portion available to the Administrative Agent, such Bank and the Borrower severally agree to repay to the Administrative Agent forthwith on demand such corresponding amount together with interest thereon, for each day from the date such amount is made available to the Borrower until the date such amount is repaid to the Administrative Agent, at (i) in the case of the Borrower, the interest rate applicable at the time to Loans comprising such Borrowing and (ii) in the case of such Bank, the Federal Funds Rate. If such Bank shall repay to the Administrative Agent such corresponding amount, such amount so repaid shall constitute such Bank’s Loan as part of such Borrowing for purposes of this Agreement.

(c) The failure of any Bank to make the Loan to be made by it as part of any Borrowing shall not relieve any other Bank of its obligation, if any, hereunder to make its Loan on the date of such Borrowing, but no Bank shall be responsible for the failure of any other Bank to make the Loan to be made by such other Bank on the date of any Borrowing.

SECTION 3.04. Fees.

(a) Commitment Fees. The Borrower agrees to pay to the Administrative Agent for the account of each Bank a commitment fee (the “Commitment Fee”) at a rate per annum equal to 0.08% times the daily average undrawn Commitment of such Bank during the period from and including January 17, 2013, to and including the date of termination of the Aggregate Commitment in full, payable quarterly in arrears on the last day of each calendar quarter and on the date on which the Commitments are terminated.

(b) Duration Fees. On the date set forth in the table below, the Borrower agrees to pay to the Administrative Agent for the account of each Bank a duration fee (the “Duration Fee”) equal to the Duration Fee Percentage set forth in the table below opposite such date times the outstanding aggregate amount of such Bank’s Loans on such date:

Date	Duration Fee Percentage
90th Day after the Closing Date	0.50%
180th Day after the Closing Date	0.75%
270th Day after the Closing Date	1.00%

(c) Other Fees. The Borrower agrees to pay to the Administrative Agent and the Lead Arranger for their own respective accounts, fees in the amounts and at such times as are specified in the Fee Letters. Such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever except as provided in the Fee Letters.

SECTION 3.05. Interest. The Borrower shall pay interest on the unpaid principal amount of each Loan made by each Bank from the date of such Loan until such principal amount shall be paid in full at the following rates per annum:

(a) ABR Loans. If such Loan is an ABR Loan, a rate per annum equal at all times for such Loan to the Alternate Base Rate plus the ABR Margin (such rate to change when and as the ABR Margin changes) in effect from time to time, payable quarterly in arrears on the last day of January, April, July and October and on the date such ABR Loan shall be Converted, repaid (whether due to acceleration or otherwise), on the principal amount so repaid, or paid in full.

“ABR Margin” means, at any time with respect to each ABR Loan outstanding at such time, the applicable rate per annum set forth in the table below, determined in accordance with Section 3.05(c) on the basis of the publicly announced ratings (“Credit Ratings”) by Moody’s, S&P and Fitch on the Borrower’s senior unsecured Debentures at such time:

Level	Credit Ratings of Borrower’s Unsecured Debentures	ABR Margin – Closing Date through 89 days after Closing Date	ABR Margin – 90 days after Closing Date through 179 days after Closing Date	ABR Margin – 180 days after Closing Date through 269 days after Closing Date	ABR Margin – 270 days after Closing Date and thereafter
I.	Credit Ratings are better than or equal to the following: (i) A2 by Moody’s, (ii) A by S&P and (iii) A by Fitch; provided that, notwithstanding the foregoing, in the event that the Moody’s Credit Rating is A3, the S&P Credit Rating is A+ and the Fitch Credit Rating is A-, Level I shall be in effect	0.0	0.25	0.50	0.75

II.	Level I shall not apply, and Credit Ratings are better than or equal to the following: (i) A3 by Moody’s, (ii) A- by S&P and (iii) A- by Fitch	0.0	0.25	0.50	0.75

III.	Neither Level I nor Level II shall apply	0.25	0.50	0.75	1.00

(b) Eurodollar Loans. If such Loan is a Eurodollar Loan, a rate per annum equal at all times during the Interest Period for such Loan to the LIBO Rate for such Interest Period plus the Eurodollar Margin (such rate to change when and as the Eurodollar Margin changes), payable in arrears on the last day of such Interest Period and on the date such Eurodollar Loan shall be Converted, repaid (whether due to acceleration or otherwise), on the principal amount so repaid, or paid in full.

“Eurodollar Margin” means, at any time with respect to each Eurodollar Loan outstanding at such time, the applicable rate per annum set forth in the table below, determined in accordance with Section 3.05(c) on the basis of the Credit Ratings on the Borrower’s senior unsecured Debentures at such time:

Level	Credit Ratings of Borrower’s Unsecured Debentures	Eurodollar Margin – Closing Date through 89 days after Closing Date	Eurodollar Margin – 90 days after Closing Date through 179 days after Closing Date	Eurodollar Margin – 180 days after Closing Date through 269 days after Closing Date	Eurodollar Margin – 270 days after Closing Date and thereafter
I.	Credit Ratings are better than or equal to the following: (i) A2 by Moody’s, (ii) A by S&P and (iii) A by Fitch; provided that, notwithstanding the foregoing, in the event that the Moody’s Credit Rating is A3, the S&P Credit Rating is A+ and the Fitch Credit Rating is A-, Level I shall be in effect	0.875	1.125	1.375	1.625

II.	Level I shall not apply, and Credit Ratings are better than or equal to the following: (i) A3 by Moody’s, (ii) A- by S&P and (iii) A- by Fitch	1.00	1.25	1.50	1.75

III.	Neither Level I nor Level II shall apply	1.25	1.50	1.75	2.00

(c) Credit Rating Determinations. For purposes of determining the applicable ABR Margin and Eurodollar Margin at any time:

(i) Any change in a Credit Rating shall be deemed to become effective on the date of public announcement thereof and shall remain in effect until the date of public announcement that such rating shall no longer be in effect.

(ii) If, during any period, any of Moody’s, S&P and Fitch shall not have publicly announced a Credit Rating with respect to the Borrower’s senior unsecured Debentures, the Borrower shall be at Level III; provided that the Borrower may, at any time during such period, substitute another nationally recognized rating agency acceptable to the Majority Banks for Moody’s, S&P or Fitch. Any Credit Rating assigned by a substitute credit agency, prior to the determination of the applicable ABR Margin or Eurocurrency Margin at any time, shall be converted to the nationally recognized equivalent thereof under the rating system employed by Moody’s, S&P or Fitch, as applicable.

(iii) If, during any period that Moody’s, S&P and Fitch have publicly announced a Credit Rating with respect to the Borrower’s senior unsecured Debentures, such Credit Ratings fall within different Levels under Section 3.05(a) or Section 3.05(b), (i) in the case of a ratings differential of one Level, the Level associated with the higher rating will apply and (ii) in the case of a ratings differential of two Levels or more, the Level that is one number higher than the Level associated with the lowest rating will apply.

SECTION 3.06. Additional Interest on Eurodollar Loans.

(a) The Borrower shall pay to each Bank, so long as such Bank shall be required under regulations of the Board of Governors of the Federal Reserve System to maintain reserves with respect to liabilities or assets consisting of or including Eurocurrency Liabilities, additional interest on the unpaid principal amount of each Eurodollar Loan of such Bank, from the date of such Loan until such principal amount is paid in full, at an interest rate per annum equal at all times during the Interest Period for such Loan to the remainder obtained by subtracting (i) the LIBO Rate for such Interest Period from (ii) the rate obtained by dividing the applicable rate referred to in clause (i) above by that percentage equal to 100% minus the Eurocurrency Reserve Percentage of such Bank for such Interest Period, payable on each date on which interest is payable on such Loan.

(b) Any additional interest owed pursuant to subsection (a) above shall be determined by such Bank and such Bank shall deliver written notice thereof to the Borrower through the Administrative Agent; provided that in the case of any such required reserves, special deposits or other requirements referred to in subsection (a) above that are imposed after the date of this Agreement, the Borrower shall not be required to compensate a Bank pursuant to this Section for any additional interest incurred more than 120 days prior to the date that such Bank notifies the Borrower of such required reserves, special deposits or other requirements. The Bank’s determination shall be prima facie evidence thereof. Such additional interest shall be payable to the Administrative Agent for the account of such Bank on each date on which interest is payable for such Loan.

SECTION 3.07. Interest on Overdue Principal. If any amount of principal is not paid when due (whether at stated maturity, by acceleration or otherwise), that amount of principal shall bear interest, from the date on which such amount is due until such amount is paid in full, payable on demand, at a rate per annum equal at all times to two percent (2%) per annum above the interest rate in effect from time to time with respect to the applicable Loan, and with respect to any other overdue amount, the interest rate applicable to ABR Loans plus two percent (2%) per annum.

SECTION 3.08. Interest Rate Determinations. The Administrative Agent shall give prompt notice to the Borrower and the Banks, of any applicable interest rate determined by the Administrative Agent for purposes of Section 3.05.

SECTION 3.09. Performance of Banks’ Obligations. Each Bank shall use commercially reasonable efforts to keep apprised of all events and circumstances (a) that would excuse or prohibit such Bank from performing its obligation to make (or to Convert ABR Loans into) Eurodollar Loans hereunder pursuant to Section 3.01(a), or (b) that would permit such Bank to demand additional interest or increased costs pursuant to Section 3.06 or Section 3.10. Such Bank shall, as soon as practicable after becoming aware of any such event or circumstance, use commercially reasonable efforts, to the extent permitted by law, to perform its obligations to make Eurodollar Loans through another office or lending office, and with respect to increased costs or additional interest, to reduce such increased costs or additional interest (if the use of such other office or lending office or such reduction would not adversely affect the performance of such obligations or repayment of the Loans or result in, in any material respect, any increased cost, loss, liability or other material disadvantage to such Bank in such Bank’s reasonable judgment), in either case if by taking the action contemplated by the foregoing, such event or circumstance would cease to exist.

SECTION 3.10. Increased Costs. Subject to Section 3.09, if, after the date of this Agreement, any of the following (a “Change in Law”) shall occur:

(a) due to either (i) the introduction of or any change (other than any change by way of imposition or increase of reserve requirements included in the Eurocurrency Reserve Percentage) in or in the interpretation of any law or regulation or (ii) the compliance with any guideline or request from any central bank or other Governmental Authority (whether or not having the force of law), there shall be any increase in the cost to any Bank of agreeing or committing to make or making, funding or maintaining any Loans hereunder; or

(b) either (i) the introduction of or any change in or in the interpretation of any law, rule, regulation or guideline adopted after the date hereof and arising out of the July 1988 report of the Basel Committee on Banking Regulation and Supervisory Practices entitled “International Convergence of Capital Measurement and Capital Standards” or (ii) compliance by any Bank with any law or regulation, or with any guideline or request from any central bank or other Governmental Authority (whether or not having the force of law), affects or would affect the amount of capital or liquidity required or expected to be maintained by such Bank or any corporation controlling such Bank and such Bank determines that the amount of such capital or liquidity is increased by or based upon the existence of such Bank’s commitment to lend hereunder and other commitments of this type, or upon the making or funding of its Loans hereunder, then the Borrower shall from time to time, upon written demand by such Bank (with a copy of such demand to the Administrative Agent), pay to the Administrative Agent for the account of such Bank, within 120 days after such written demand, additional amounts sufficient to (i) in the case of any of the events described in clause (a) or (b) above, reimburse such Bank for such increased cost, such increased cost to be determined by such Bank using its customary methods therefor (and, if such Bank uses from time to time more than one such method, the method chosen for application hereunder shall be that method which most accurately determines such increased cost), and (ii) in the case of any of the events described in clause (b) above, compensate such Bank in light of such circumstances, to the extent such Bank reasonably determines such increase in capital or liquidity to be allocable to the existence of such Bank’s commitment to lend or maintain Loans. A certificate as to any such amount (demonstrating, in reasonable detail, the calculations used by such Bank to determine such amount), submitted to the Borrower and the Administrative Agent by such Bank, shall be prima facie evidence thereof. Notwithstanding anything herein to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines, requirements and directives thereunder, issued in connection therewith or in implementation thereof and (ii) all requests, rules, guidelines, requirements and directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a Change in Law regardless of the date enacted, adopted, issued or implemented.

Failure or delay on the part of any Bank to demand compensation pursuant to this Section shall not constitute a waiver of such Bank’s right to demand such compensation; provided that the Borrower shall not be required to compensate a Bank pursuant to this Section for any increased costs incurred or reductions suffered more than 120 days prior to the date that such Bank notifies the Borrower of the Change in Law giving rise to such increased costs or reductions, and of such Bank’s intention to claim compensation therefor; provided further that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 120-day period referred to above shall be extended to include the period of retroactive effect thereof.

SECTION 3.11. Payments and Computations.

(a) The Borrower shall make each payment required to be made by it hereunder not later than 12:00 noon (Local Time) on the day when due, in same day funds and without set-off, counterclaim or other deduction. All payments hereunder shall be made to the Administrative Agent at the Administrative Agent’s address specified in Section 9.02, or at any other Applicable Lending Office of the Administrative Agent specified in writing by the Administrative Agent to the Borrower, and, in the case of Borrowings, shall be applied ratably by the Administrative Agent among the Banks, except that payments pursuant to Sections 3.10, 3.12 and 9.04 shall be made directly to the Persons entitled thereto. The Administrative Agent is hereby authorized to charge the Borrower’s account with the Administrative Agent, after notice to the Borrower of the amount to be charged, for each payment of principal, interest and fees as such payment becomes due. The Administrative Agent will promptly thereafter cause to be distributed like funds relating to such payment ratably (in accordance with all like obligations then due and payable to which such payment relates) to the Banks for the account of their respective Applicable Lending Offices, and like funds relating to the payment of any other amount payable to any Bank, to such Bank for the account of its Applicable Lending Office, in each case to be applied in accordance with the terms of this Agreement.

(b) All computations of interest based on the Alternate Base Rate shall, to the extent such Alternate Base Rate is determined by reference to the Prime Rate, be made on the basis of a year of 365 or 366 days, as the case may be, and all other calculations of interest and fees shall be made on the basis of a year of 360 days, in each case for the actual number of days (including the first day but excluding the last day) occurring in the period for which such interest or fees are payable. Each determination by the Administrative Agent of an interest rate hereunder shall be conclusive and binding for all purposes in the absence of manifest error.

(c) Whenever any payment hereunder or under any Notes shall be stated to be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of payment of interest and commitment fees, as the case may be. If such extension would cause such payment with respect to a Eurodollar Loan to be made in the next following calendar month, such payment shall be made on the immediately preceding applicable Business Day and the period of time during which such payment would have been outstanding but for compliance with this provision shall not be included in the computation of payment of interest with respect thereto.

(d) Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Banks hereunder that the Borrower will not make such payment in full, the Administrative Agent may assume that the Borrower has made such payment in full to the Administrative Agent on such date and the Administrative Agent may, in reliance upon such assumption, cause to be distributed to each Bank on such due date an amount equal to the amount then due such Bank. If and to the extent the Borrower shall not have so made such payment in full to the Administrative Agent, each Bank shall repay to the Administrative Agent forthwith on demand such amount distributed to such Bank together with interest thereon, for each day from the date such amount is distributed to such Bank until the date such Bank repays such amount to the Administrative Agent, at the Federal Funds Rate.

SECTION 3.12. Taxes. (a) Any and all payments by the Borrower hereunder or under any Notes shall be made, in accordance with Section 3.11, free and clear of and without deduction for any and all present or future taxes, levies, imposts, deductions, charges or withholdings, and all liabilities with respect thereto, excluding (i) in the case of each Bank and the Administrative Agent, taxes imposed on any of its overall net income, and franchise taxes imposed on it, by the jurisdiction under the laws of which such Bank or the Administrative Agent (as the case may be) is organized or any political subdivision thereof, (ii) in the case of each Bank, taxes imposed on its net income, and franchise taxes imposed on it, by the jurisdiction of such Bank’s Applicable Lending Office or any political subdivision thereof, and (iii) in the case of each Bank, any taxes imposed solely as a result of such Bank’s failure to satisfy the applicable requirements of FATCA to establish that such payment is exempt from withholding under FATCA (all such taxes, levies, imposts, deductions, charges, withholdings and liabilities, less the exclusions described in clauses (i), (ii) and (iii) above, being hereinafter referred to as “Taxes”).

(b) In addition, the Borrower agrees to pay any present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies which arise (i) from any payment made hereunder or under the Notes to any Applicable Lending Office listed on Schedule 1.02 or to any lending or other office established pursuant to Section 3.09 or otherwise in accordance with this Agreement with respect to Loans made or to be made under this Agreement or (ii) from the execution or delivery of this Agreement or the Notes or any amendment hereto or thereto (hereinafter referred to as “Other Taxes”).

(c) The Borrower will indemnify each Bank and the Administrative Agent for the full amount of Taxes and Other Taxes (including any Taxes or Other Taxes imposed by any jurisdiction on amounts payable under this Section 3.12) incurred by such Bank or the Administrative Agent (as the case may be) or any liability incurred by such Bank or the Administrative Agent (as the case may be) (including penalties and interest unless caused by the gross negligence or willful misconduct of such Bank or the Administrative Agent, as the case may be) arising therefrom or with respect thereto, whether or not such Taxes or Other Taxes were correctly or legally asserted. This indemnification shall be made within 120 days from the date such Bank or the Administrative Agent (as the case may be) makes written demand therefor, which demand shall be made within 120 days after such Bank or the Administrative Agent, as applicable, becomes aware of the imposition on it of such Tax or Other Tax or the incurrence by it of such liability and which demand shall demonstrate, in reasonable detail, the circumstances concerning the imposition of, and the calculations used to determine, such Taxes or Other Taxes.

(d) Without limiting the generality of the foregoing, all Banks shall deliver to the Borrower and the Administrative Agent (in such number of copies reasonably requested by the Borrower and the Administrative Agent) on or prior to the date on which each Bank becomes a party hereto, duly completed and executed copies of whichever of the following is applicable in order to establish that the Banks are entitled to a complete exemption from withholding on all amounts to be received by such Bank at any Applicable Lending Office designated by such Bank, including fees, pursuant to this Agreement and the Loans:

(i) in the case of a Bank that is a U.S. Person, IRS Form W-9 certifying that such Bank is exempt from U.S. Federal backup withholding tax;

(ii) in the case of a Non-U.S. Bank claiming the benefits of an income tax treaty to which the United States is a party (1) with respect to payments of interest under the Agreement or any Notes, IRS Form W-8BEN establishing an exemption from U.S. Federal withholding Tax pursuant to the “interest” article of such tax treaty and (2) with respect to any other applicable payments under this Agreement, IRS Form W-8BEN establishing an exemption from U.S. Federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(iii) in the case of a Non-U.S. Bank for whom payments under this Agreement constitute income that is effectively connected with such Bank’s conduct of a trade or business in the United States, IRS Form W-8ECI;

(iv) in the case of a Non-U.S. Bank claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code both (1) IRS Form W-8BEN and (2) a certificate substantially in the form of Exhibit 3.12(d)(iv) hereto (any such certificate, a “Section 3.12(d)(iv) Certificate”) to the effect that such Bank is not (a) a “bank” within the meaning of Section 881(c)(3)(A) of the Code, (b) a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, (c) a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code, and (d) conducting a trade or business in the United States with which the relevant interest payments are effectively connected;

(v) in the case of a Non-U.S. Bank that is not the beneficial owner of payments made under this Agreement (including a partnership or a participating Bank) (1) an IRS Form W-8IMY on behalf of itself and (2) the relevant forms prescribed in this subsection (d) that would be required of each such beneficial owner or partner of such partnership if such beneficial owner or partner were a Bank; provided, however, that if the Bank is a partnership and one or more of its partners are claiming the exemption for portfolio interest under Section 881(c) of the Code, such Bank may provide a Section 3.12(d)(iv) Certificate on behalf of such partners; or

(vi) any other form prescribed by law as a basis for claiming exemption from U.S. Federal withholding Tax together with such supplementary documentation necessary to enable the Borrower or the Administrative Agent to determine the amount of Tax (if any) required by law to be withheld.

Thereafter and from time to time, each Bank shall submit to the Borrower such additional duly completed and signed copies of the above applicable forms (or such successor forms as shall be adopted from time to time by the relevant United States taxing authorities) as may be (i) requested by the Borrower from such Bank and (ii) required under then current United States law or regulations to avoid United States withholding taxes on payments in respect of all amounts to be received by such Bank at any Applicable Lending Office designated by such Bank, including fees, pursuant to this Agreement or the Loans. If any Bank determines, as a result of any change in applicable law, regulation or treaty, or in any official application or interpretation thereof, that it is unable to submit to the Borrower any form or certificate that such Bank is obligated to submit pursuant to this subsection (d), or that such Bank is required to withdraw or cancel any such form or certificate previously submitted, such Bank shall promptly notify the Borrower of such fact; provided, however, that delivery of such notice shall not preclude the exercise by such Bank of any of its rights under this Section 3.12. No amount that shall be required to be paid by the Borrower pursuant to subsections (a), (b) or (c) of this Section 3.12 shall be payable by the Borrower to any Bank that (i) is not, on the date this Agreement is executed by such Bank, either (x) required to submit Form W-8BEN or any successor thereto (relating to such Bank and entitling it to a complete exemption from withholding on all amounts to be received by such Bank at any Applicable Lending Office designated by such Bank, including fees, pursuant to this Agreement and the Loans) or Form W-8ECI or any successor thereto (relating to all amounts to be received by such Bank at any Applicable Lending Office designated by such Bank, including fees, pursuant to this Agreement and the Loans) and a Section 3.12(d)(iv) Certificate, as the case may be, or (y) a United States Person, or (ii) shall have failed to submit to the Borrower any form or certificate that such Bank shall have been required to file pursuant to this subsection and shall have been entitled to file under applicable law.

(e) Any Bank claiming additional amounts payable pursuant to this Section 3.12 shall use reasonable efforts to change the jurisdiction of its office or Applicable Lending Office if the making of such change would avoid the need for, or reduce the amount of, any additional amounts that may thereafter accrue and would not, in the reasonable judgment of such Bank, be otherwise materially disadvantageous to such Bank.

(f) If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes or Other Taxes as to which it has been indemnified pursuant to this Section 3.12 (including additional amounts paid pursuant to this Section 3.12), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section 3.12 with respect to the Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses (including any Taxes or Other Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid to such indemnified party pursuant to the previous sentence (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this Section 3.12(f), in no event will any indemnified party be required to pay any amount to any indemnifying party pursuant to this Section 3.12(f) if such payment would place such indemnified party in a less favorable position (on a net after-Tax basis) than such indemnified party would have been in if the indemnification payments or additional amounts giving rise to such refund had never been paid. This Section 3.12(f) shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes or Other Taxes which it deems confidential) to the indemnifying party or any other Person.

(g) Each party’s obligations under this Section 3.12 shall survive any assignment of rights by, or the replacement of, a Bank, the termination of the Commitments and the repayment, satisfaction or discharge of all other obligations under this Agreement or any Notes.

SECTION 3.13. Noteless Agreement; Evidence of Indebtedness.

(a) Each Bank shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Bank resulting from each Loan made by such Bank from time to time, including the amounts of principal and interest payable and paid to such Bank from time hereunder.

(b) The Administrative Agent shall maintain accounts in which it will record (i) the amount of each Loan made hereunder, the currency in which such Loan is denominated and Type thereof and the Interest Period, if any, with respect thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Bank hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder from the Borrower and each Bank’s share thereof.

(c) The entries maintained in the accounts maintained pursuant to subsections (a) and (b) above shall be prima facie evidence of the existence and amounts of the Loans therein recorded; provided, however, that the failure of the Administrative Agent or any Bank to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrower to repay the Borrowings in accordance with their terms.

(d) Any Bank may request that its Loans be evidenced by a promissory note (each, a “Note”). In such event, the Borrower shall prepare, execute and deliver to such Bank a Note, payable to the order of such Bank in a form or forms supplied by the Administrative Agent. Thereafter, the Loans evidenced by such Note or Notes and interest thereon shall at all times (including after any assignment pursuant to Section 9.06) be represented by one or more Notes payable to the order of the payee named therein or any assignee pursuant to Section 9.06, except to the extent that any such Bank or assignee subsequently returns any such Note for cancellation and requests that such Loans once again be evidenced as described in subsections (a) and (b) above.

SECTION 3.14. Sharing of Payments, Etc. Except for payments made pursuant to Section 3.15, if any Bank shall obtain any payment (whether voluntary, involuntary, through the exercise of any right of set-off, or otherwise) on account of any Loan made by it in excess of its ratable share of all payments obtained by Banks on account of, as applicable, the Loans comprising the Borrowing to which such Loan relates, such Bank shall forthwith purchase from the other Banks which shall then have Loans outstanding comprising a part of such Borrowing participations in the Loans comprising a part of such Borrowing as shall be necessary to cause such purchasing Bank to share the excess payment (net of any expenses which may be incurred by such Bank in obtaining or preserving such excess payment) ratably with respect to such Borrowing with each of such other Banks. If all or any portion of such excess payment is thereafter recovered from such purchasing Bank, such purchase from each selling Bank shall be rescinded and such selling Bank shall repay to the purchasing Bank the purchase price to the extent of such recovery together with an amount equal to such selling Bank’s ratable share

(according to the proportion of (i) the amount of such selling Bank’s required repayment to (ii) the total amount so recovered from the purchasing Bank) of any interest or other amount paid or payable by the purchasing Bank in respect of the total amount so recovered. The Borrower agrees that any Bank so purchasing a participation from another Bank pursuant to this Section 3.14 may, to the fullest extent permitted by law, exercise all its rights of payment (including the right of set-off) with respect to such participation as fully as if such Bank were the direct creditor of the Borrower in the amount of such participation. Nothing contained herein shall require any Bank to exercise any right it may have of set-off, bankers’ lien, counterclaim or similar right or shall affect the right of any Bank to exercise, and retain the benefits of exercising, any such right with respect to any other indebtedness or obligation of the Borrower not evidenced by this Agreement or the Notes. If under any applicable bankruptcy, insolvency or other similar law, any Bank obtains a secured claim in lieu of a set-off or other payment to which this Section 3.14 would apply, such Bank shall, to the extent practicable, exercise its rights in respect of such secured claim in a manner consistent with the rights of the Banks entitled under this Section 3.14 to share in the benefits of any recovery on such secured claim.

SECTION 3.15. Termination and Prepayment with Respect to any Bank.

(a) In addition to the right of the Borrower to terminate in whole or reduce ratably the unused portion of the Commitments as described in Section 2.05 and the right of the Borrower to ratably prepay Loans as described in Section 2.07(a), if any Bank becomes a Defaulting Bank or a Non-Consenting Bank or if the Borrower shall have received notice (a “Special Notice”) that such Bank (i) cannot extend a Eurodollar Loan and shall exercise its rights pursuant to Section 3.01(a), (ii) claims additional interest pursuant to Section 3.06, (iii) claims reimbursement for increased costs or reduced returns pursuant to Section 3.10, or (iv) claims reimbursement for Taxes or Other Taxes pursuant to Section 3.12, then the Borrower may, at its option, (x) if the Loans are not then funded, terminate the Commitment of such Bank on a non-pro rata basis, (y) prepay all outstanding Loans made by such Bank on a non-pro rata basis) or (z) require such Bank to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 9.06), all of its interests, rights (other than its existing rights to payments pursuant to Section 3.10 or Section 3.12) and obligations under this Agreement and the related Loan Documents to an assignee that shall assume such obligations (which assignee may be another Bank, if such Bank accepts such assignment), each in the manner described in this Section 3.15.

(b) Upon receipt by the Borrower of a Special Notice from any Bank or upon a Bank becoming a Defaulting Bank or a Non-Consenting Bank, the Borrower may elect to exercise one or more of the options specified in clauses (x), (y) and (z) of Section 3.15(a) by giving notice thereof (a “Termination Notice”) to such Bank and to the Administrative Agent, specifying therein (i) the name of such Bank (a “Terminated Bank”), (ii) the proposed effective date of such exercise (“Bank Termination Date”), which date shall not in any event be less than five (5) Business Days following the date of such Termination Notice, (iii) which of such options the Borrower proposes to exercise and (iv) if the option being exercised is under clause (z) of Section 3.15(a), one or more commercial banks (each, a “Successor Bank”), which Successor Bank or Successor Banks shall have agreed to purchase an assignment of all or a portion of the Commitment or Loans of such Terminated Bank on the Bank Termination Date (in the case of an assignment of a Commitment, it being understood that each Successor Bank must have a combined capital, surplus (or its equivalent) and undivided profits in an amount not less than $500,000,000).

(c) Unless the Borrower shall have elected, as evidenced by its Termination Notice, to prepay all the Loans made by a Terminated Bank outstanding as of the Bank Termination Date, any Eurodollar Loan made by such Terminated Bank having an Interest Period ending after the Bank Termination Date (each, a “TB Loan”) shall remain outstanding until the last day of such Interest Period (unless required to be paid earlier in accordance with the terms of this Agreement), and shall not be assigned until the end of such Interest Period (unless so earlier paid). On the last day of the then current Interest Period in respect of each TB Loan, the Successor Bank shall purchase each such Loan at par, and having an Interest Period of the type specified in the Notice of Interest Rate Election that would otherwise have applied to such TB Loan.

(d) Each such exercise of an option by the Borrower pursuant to this Section 3.15 shall be effective on the Bank Termination Date proposed by the Borrower in the related Termination Notice if (i) no Event of Default shall have occurred prior to such date and be continuing on such date, (ii) in the event the Borrower shall have elected to prepay all Loans made by such Terminated Bank outstanding as of such date, the Borrower shall have prepaid the outstanding aggregate amount of all Loans made by the Terminated Bank, together with accrued interest to such date on the amount prepaid and all other amounts payable to such Bank as of such date, and (iii) in the event the Borrower shall have elected to cause an assignment pursuant to clause (z) of Section 3.15(a), such assignment shall be effected in accordance with Section 9.06. Each Bank hereby grants to the Administrative Agent an irrevocable power of attorney (which power is coupled with an interest) to execute and deliver, on behalf of such Bank, as assignor, any Assignment and Acceptance necessary to effect any assignment of such Bank’s interests hereunder in the circumstances contemplated by this Section 3.15. Each Bank agrees that if the Borrower exercises its option hereunder to cause an assignment by such Bank under clause (z) of Section 3.15(a), such Bank shall, promptly after receipt of written notice of such election, execute and deliver all documentation necessary to effect such assignment in accordance with Section 9.06. In the event that a Bank does not comply with the requirements of the immediately preceding sentence within one Business Day after receipt of such notice, each Bank hereby authorizes and directs the Administrative Agent to execute and deliver such documentation as may be required to give effect to an assignment in accordance with Section 9.06 on behalf of such Bank and any such documentation so executed by the Administrative Agent shall be effective for purposes of documenting an assignment pursuant to Section 9.06.

(e) Subject to subsection (d) above, on the Bank Termination Date, (i) in the event the Borrower shall have elected to cause an assignment to be made pursuant to clause (z) of Section 3.15(a), each Successor Bank shall become a party to this Agreement as if such Successor Bank shall have been named on the signature pages hereof, and such Successor Bank shall have all the rights and obligations of a “Bank” hereunder and (ii) the Terminated Bank shall have no further rights or obligations under this Agreement (other than with respect to Loans, if any, made by such Bank which remain outstanding after such date) and shall no longer be a “Bank” under this Agreement for any purpose (other than with respect to Loans made by such Bank which remain outstanding after such date) except insofar as it shall be entitled to any payment or indemnification, or be obligated to make any indemnification, on account of any event which shall have occurred, or any right or liability which shall have arisen, on or prior to the Bank Termination Date. Any termination of any Bank’s Commitment and any prepayment of such Bank’s Loans pursuant to this Section 3.15 shall not relieve or satisfy the obligations of the Borrower to make any such prepayments free and clear of all Taxes, to reimburse such Bank for all Other Taxes and for all increased costs pursuant to Section 3.10, or to comply with all other terms and conditions of this Agreement (including Section 9.04).

SECTION 3.16. Defaulting Banks. Notwithstanding any provision of this Agreement to the contrary, if any Bank becomes a Defaulting Bank then the following provisions shall apply for so long as such Bank is a Defaulting Bank:

(a) Fees shall cease to accrue on the unfunded Commitment of such Defaulting Bank pursuant to Section 3.04(a).

(b) The Commitments and Loans of such Defaulting Bank shall not be included in determining whether the Majority Banks have taken or may take any action hereunder (including any consent to any amendment or waiver pursuant to Section 9.01) which requires Majority Banks consent.

(c) Any payment of principal, interest, fees or other amounts received by the Administrative Agent hereunder for the account of such Defaulting Bank (whether voluntary or mandatory, at maturity, pursuant to Article VII or otherwise) or received by the Administrative Agent from a Defaulting Bank pursuant to Section 9.05 shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Bank to the Administrative Agent hereunder; second, as the Borrower may request (so long as no Event of Default or Unmatured Event of Default exists), to the funding of any Loan in respect of which such Defaulting Bank has failed to fund its portion thereof as required by this Agreement; third, if so determined by the Administrative Agent and the Borrower, to be held in a deposit account and released pro rata in order to satisfy such Defaulting Bank’s potential future funding obligations with respect to Loans under this Agreement; fourth, to the payment of any amounts owing to the Banks as a result of any judgment of a court of competent jurisdiction obtained by any Bank against such Defaulting Bank as a result of such Defaulting Bank’s breach of its obligations under this Agreement; fifth, so long as no Event of Default or Unmatured Event of Default exists, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against such Defaulting Bank as a result of such Defaulting Bank’s breach of its obligations under this Agreement; and sixth, to such Defaulting Bank or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Loans in respect of which such Defaulting Bank has not fully funded its proportionate share, and (y) such Loans were made at a time when the conditions set forth in Section 4.02 were satisfied or waived, such payment shall be applied solely to pay the Loans of all non-Defaulting Banks on a pro rata basis prior to being applied to the payment of any Loans of such Defaulting Bank until such time as all Loans are held by the Banks pro rata in accordance with their proportionate shares. Any payments, prepayments or other amounts paid or payable to a Defaulting Bank that are applied (or held) to pay amounts owed by a Defaulting Bank shall be deemed paid to and redirected by such Defaulting Bank, and each Bank irrevocably consents hereto.

(d) In the event that the Administrative Agent and the Borrower agrees that a Defaulting Bank has adequately remedied all matters that caused such Bank to be a Defaulting Bank, then the Loans of the Banks shall be readjusted to reflect the inclusion of such Bank’s Commitment and on such date such Bank shall purchase at par such of the Loans of the other Banks as the Administrative Agent shall determine may be necessary in order for such Bank to hold such Loans in accordance with its proportionate share.

(e) The Borrower may terminate the Commitment of any Bank that is a Defaulting Bank upon not less than three Business Days’ prior notice to the Administrative Agent (which shall promptly notify the Banks thereof), and in such event the provisions of Section 3.16(c) will apply to all amounts thereafter paid by the Borrower for the account of such Defaulting Bank under this Agreement (whether on account of principal, interest, fees, indemnity or other amounts); provided that (i) no Event of Default shall have occurred and be continuing, and (ii) such termination shall not be deemed to be a waiver or release of any claim the Borrower, the Administrative Agent or any Bank may have against such Defaulting Bank.

ARTICLE IV

CONDITIONS PRECEDENT

SECTION 4.01. Conditions Precedent to Effective Date. The effectiveness of this Agreement is subject to the condition precedent that the Administrative Agent shall have received all of the following:

(a) A counterpart of this Agreement (which may include telecopy or electronic transmission of a signed signature page) signed on behalf of the Borrower and each of the Banks.

(b) Certified copies of the resolutions of the Board of Directors of the Borrower approving the Transactions and the execution and delivery of this Agreement and any Notes, and of all documents evidencing other necessary corporate action with respect to this Agreement and any Notes.

(c) A certificate of the Secretary or an Assistant Secretary of the Borrower certifying the names and true signatures of the officers of the Borrower authorized to sign this Agreement and any Notes and the other documents or certificates to be delivered pursuant to this Agreement.

(d) A favorable opinion of the General Counsel or Associate General Counsel of the Borrower, substantially in the form set forth in Exhibit 4.01(d) hereto.

SECTION 4.02. Conditions Precedent to Closing Date. The obligation of each Bank to make a Loan on the occasion of the First Borrowing shall be subject to the satisfaction of the following conditions precedent on or prior to the Commitment Termination Date:

(a) The Effective Date shall have occurred.

(b) The Acquisition shall have been consummated, or substantially concurrently with the borrowing of the Loans under this Agreement shall be consummated, in all material respects in accordance with the terms set forth in the Share Purchase Agreement (and all conditions precedent to the obligations of the Borrower to consummate the Acquisition shall have been satisfied on the terms set forth in the Share Purchase Agreement), in each case giving effect to amendments, waivers or consents by the Borrower (other than any waiver, amendment or consent with respect to the definition of Share Purchase Material Adverse Effect that has not been approved by the Lead Arranger, such approval not to be unreasonably withheld or delayed).

(c) The Lead Arranger shall have received (a) U.S. generally accepted accounting principles or IFRS, as applicable, audited consolidated balance sheets and related statements of income, stockholders’ equity and cash flows of each of the Borrower and the Acquired Company for the fiscal years ended 2010 and 2011 at least 100 days prior to the Closing Date and (b) U.S. generally accepted accounting principles or IFRS, as applicable, unaudited and internally prepared balance sheets and related statements of income and cash flows of each of the Borrower and the Acquired Company, by business or reporting unit and on a consolidated basis, for each subsequent fiscal quarter that ended at least 55 days before the Closing Date; provided that filing of the required financial statements on Form 10-K and Form 10-Q by the Borrower will satisfy the foregoing requirements with respect to the Borrower.

(d) The Lead Arranger shall have received a pro forma consolidated balance sheet and related pro forma consolidated statement of income of the Borrower and its Subsidiaries as of and for the 12-month period ending on the last day of the most recently completed four-fiscal quarter period for which financial statements have been delivered pursuant to Section 4.02(c) above, prepared after giving effect to the Transactions as if the Transactions had occurred as of such date (in the case of such balance sheet) or at the beginning of such period (in the case of such statement of income). Such pro forma financial statements shall be prepared in compliance, and consistent, with the Borrower’s own internal standards and purposes without regard to external regulations or requirements.

(e) The Lead Arranger shall have received all documentation and other information required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the PATRIOT Act, as reasonably requested by the Lead Arranger in writing at least 10 Business Days prior to the Closing Date.

(f) At the time of and upon giving effect to the borrowing of the Loans, the Share Purchase Agreement Representations shall be true and correct.

(g) Since September 30, 2012, there shall not have been any event, circumstance, change, occurrence, state of facts or effect (including the incurrence of any liabilities of any nature, whether or not accrued, contingent or otherwise) that has had or would reasonably be expected to have, individually or in the aggregate, a Share Purchase Agreement Material Adverse Effect.

(h) On the Closing Date, immediately before and after giving effect to such Borrowing and to the application of proceeds therefrom, the following statements shall be true (and each of the giving of the applicable Notice of Borrowing and the acceptance by the Borrower of the proceeds of such Borrowing, shall be deemed to constitute a representation and warranty by the Borrower that on the Closing Date, immediately before and after giving effect thereto and to the application of the proceeds therefrom, such statements are true):

(i) The representations and warranties contained in Section 5.01 (other than subsections (e), (f), (g), (h) and (i) thereof) are correct in all material respects on and as of the date of such Borrowing as though made on and as of such date (except to the extent such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct in all material respects as of such earlier date);

(ii) No event has occurred and is continuing, or would result from such Borrowing (or from the application of the proceeds therefrom), which constitutes an Event of Default under Section 7.01(f); and

(iii) The principal amount of the Borrowing does not exceed the Aggregate Commitment at such time,

and the Administrative Agent shall have received such other documents as any Bank through the Administrative Agent may reasonably request related to clause (i) or (ii) above.

(i) The Administrative Agent shall have received a Notice of Borrowing in accordance with Section 2.02.

(j) The Administrative Agent shall have received each Note requested by any Bank pursuant to Section 3.13 payable to the order of each such requesting Bank.

ARTICLE V

REPRESENTATIONS AND WARRANTIES

SECTION 5.01. Representations and Warranties of the Borrower. The Borrower represents and warrants as follows:

(a) Corporate Existence and Standing. The Borrower and each Material Subsidiary is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation and has all requisite authority to conduct its business in each jurisdiction in which the failure so to qualify would have a Share Purchase Agreement Material Adverse Effect.

(b) Authorization; No Violation. The execution, delivery and performance by the Borrower of this Agreement and the Notes are within the Borrower’s corporate powers, have been duly authorized by all necessary corporate action, and do not contravene (i) the Borrower’s charter or by-laws or (ii) any law or any contractual restriction binding on or affecting the Borrower.

(c) Governmental Consents. No authorization or approval or other action by, and no notice to or filing with, any Governmental Authority or regulatory body is required for the due execution, delivery and performance by the Borrower of this Agreement or any Notes.

(d) Validity. This Agreement is, and any Notes when delivered will be, the legal, valid and binding obligations of the Borrower enforceable against the Borrower in accordance with their respective terms, subject to the effect of any applicable bankruptcy, insolvency, reorganization, moratorium or similar law affecting creditors’ rights generally and to the effect of general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

(e) Litigation. Except as disclosed by the Borrower in its SEC filings prior to the date hereof, there is no pending or, to the knowledge of the Borrower, threatened action or proceeding affecting the Borrower or any of its Subsidiaries before any court, governmental agency or arbitrator, which could reasonably be expected to have a Share Purchase Agreement Material Adverse Effect.

(f) Financial Statements; No Material Adverse Change. The Consolidated balance sheet at December 31, 2011, and the related Consolidated statements of income, cash flows and shareholder’s equity and comprehensive income for the period then ended of the Borrower and its Consolidated Subsidiaries present fairly in all material respects the financial condition of the Borrower and its Consolidated Subsidiaries at December 31, 2011, and the results of the operations and cash flows of the Borrower and its Consolidated Subsidiaries for the year then ended, in conformity with generally accepted accounting principles applied on a basis consistent with that of the preceding year except as discussed in Note 1 to the Consolidated financial statements. Since December 31, 2011, except as disclosed in filings with the SEC prior to the date of this Agreement, there has been no Share Purchase Agreement Material Adverse Effect.

(g) Investment Company Act. The Borrower is not an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940, as amended.

(h) Regulation U. Neither the Borrower nor any of its Subsidiaries is engaged as a substantial part of its activities in the business of purchasing or carrying Margin Stock. The value of the Margin Stock owned directly or indirectly by the Borrower or any Subsidiary which is subject to any arrangement (as such term is used in Section 221.2(g) of Regulation U issued by the Board of Governors of the Federal Reserve System) hereunder is less than an amount equal to twenty-five percent (25%) of the value of all assets of the Borrower and/or such Subsidiary subject to such arrangement.

(i) Environmental Matters. The operations of the Borrower and each Material Subsidiary comply in all material respects with all Environmental Laws, the noncompliance with which would materially adversely affect the financial condition or operations of the Borrower.

(j) OFAC. (a) The Borrower is not (x) listed in the annex to, or otherwise subject to the provisions of, Executive Order No. 13224 on Terrorist Financing, or (y) a person that is named as a “specially designated national and blocked person” on the most current list published by OFAC at its official website, and (b) no part of the proceeds of the Loans will be used, directly or indirectly, to finance any operation, investment or activity in, or make any payment to, any such person or entity subject to OFAC sanctions.

ARTICLE VI

COVENANTS

SECTION 6.01. Affirmative Covenants of the Borrower. So long as any Loan shall remain unpaid or any Bank shall have any Commitment, the Borrower will:

(a) Payment of Taxes, Etc. Pay and discharge, and cause each Material Subsidiary to pay and discharge, before the same shall become delinquent, (i) all taxes, assessments and governmental charges or levies imposed upon it or upon its income, profit or property, and (ii) all lawful claims which, if unpaid, might by law become a lien upon its property; provided, however, that neither the Borrower nor any Material Subsidiary shall be required to pay or discharge any such tax, assessment, charge or claim which is being contested in good faith and by proper proceedings and with respect to which the Borrower shall have established appropriate reserves in accordance with generally accepted accounting principles.

(b) Maintenance of Insurance. Maintain, and cause each Material Subsidiary to maintain, insurance with responsible and reputable insurance companies or associations in such amounts and covering such risks as is usually carried by (or, as applicable, self-insure in a manner and to an extent not inconsistent with conventions observed by) companies engaged in similar businesses and owning similar properties in the same general areas in which the Borrower or such Material Subsidiary operates.

(c) Preservation of Corporate Existence, Etc. Preserve and maintain, and cause each Material Subsidiary to preserve and maintain, its corporate existence, rights (charter and statutory), and franchises, except as otherwise permitted by Section 6.02(c); provided, however, that neither the Borrower nor any Material Subsidiary shall be required to preserve any right or franchise if the Board of Directors of the Borrower shall determine that the preservation thereof is no longer desirable in the conduct of business of the Borrower or such Material Subsidiary, as the case may be, and that the loss thereof is not materially adverse to the financial condition or operations of the Borrower.

(d) Compliance with Laws, Etc. Comply, and cause each Material Subsidiary to comply, with the requirements of all applicable laws, rules, regulations and orders of any Governmental Authority (including all Environmental Laws), noncompliance with which would materially adversely affect the financial condition or operations of the Borrower.

(e) Keeping of Books. Keep, and cause each Material Subsidiary to keep, proper books of record and account, in which full and correct entries shall be made of all financial transactions and the assets and business of the Borrower and each Material Subsidiary in accordance with generally accepted accounting principles in effect from time to time.

(f) Reporting Requirements. Furnish to the Administrative Agent in sufficient copies for distribution to each Bank:

(i) As soon as available and in any event within the earlier of (A) five (5) days after the time period specified by the SEC under the Exchange Act for quarterly reporting or (B) fifty-five (55) days after the end of each of the first three (3) quarters of each fiscal year of the Borrower, a Consolidated balance sheet of the Borrower and its Consolidated Subsidiaries as of the end of such quarter and a Consolidated statement of income and cash flows (or Consolidated statement of changes in financial position, as the case may be) of the Borrower and its Consolidated Subsidiaries for the period commencing at the end of the previous fiscal year and ending with the end of such quarter, certified by the chief financial officer of the Borrower (it being understood that the certification provided by the chief financial officer pursuant to Section 906 of the Sarbanes-Oxley Act of 2002 is acceptable for this purpose); provided, however, that at any time the Borrower shall be subject to the reporting requirements of Section 13 or Section 15(d) of the Exchange Act, delivery within the time period specified above of copies of the quarterly balance sheets and statements on Form 10-Q of the Borrower and its Consolidated Subsidiaries for such quarterly period as filed with the SEC shall be deemed to satisfy the requirements of this clause (i);

(ii) As soon as available and in any event within the earlier of (A) five (5) days after the time period specified by the SEC under the Exchange Act for annual reporting or (B) one hundred (100) days after the end of each fiscal year of the Borrower, a Consolidated balance sheet of the Borrower and its Consolidated Subsidiaries as of the end of such year and a Consolidated statement of income, cash flows and shareholder’s equity and comprehensive income of the Borrower and its Consolidated Subsidiaries for such fiscal year and accompanied by (1) a report of PricewaterhouseCoopers LLP, or other independent public accountants of nationally recognized standing, on the results of their examination of the Consolidated annual financial statements of the Borrower and its Consolidated Subsidiaries, which report shall be unqualified as to a “going concern” or like qualification or exception or as to the scope of such audit or shall be otherwise reasonably acceptable to the Majority Banks, and (2) a certificate of such accountants substantially in the form of Exhibit 6.01(f)(ii) hereto; provided further, that at any time the Borrower shall be subject to the reporting requirements of Section 13 or Section 15(d) of the Exchange Act, delivery within the time period specified above of copies of the annual balance sheets and statements on Form 10-K of the Borrower and its Consolidated Subsidiaries for such annual period as filed with the SEC shall be deemed to satisfy the requirements of this clause (ii);

(iii) Promptly after the sending or filing thereof, copies of all reports which the Borrower files with the SEC under the Exchange Act; provided, that such quarterly and annual financial statements and reports filed with the SEC required pursuant to clauses (i), (ii) and (iii) above shall be deemed delivered to the Administrative Agent on the earlier of the date such statements or reports are available at (i) www.sec.gov and (ii) the Borrower’s website at www.baxter.com;

(iv) Together with the financial statements required pursuant to clauses (i) and (ii) above, a certificate signed by the chief financial officer of the Borrower (A) stating that no Event of Default or Unmatured Event of Default exists or, if any does exist, stating the nature and status thereof and describing the action the Borrower proposes to take with respect thereto, and (B) demonstrating, in reasonable detail, the calculations used by such officer to determine compliance with the financial covenants contained in Sections 6.02(a) and 6.02(b); and

(v) As soon as possible, and in any event within five (5) Business Days after the Borrower shall become aware of the occurrence of each Event of Default or Unmatured Event of Default, which Event of Default or event is continuing on the date of such statement, a statement of the chief financial officer of the Borrower setting forth details of such Event of Default or event and the action which the Borrower proposes to take with respect thereto.

(g) Use of Proceeds. Use the proceeds of Borrowings made under this Agreement to finance, in part, the Acquisition and the other Transactions and to pay related costs and expenses.

SECTION 6.02. Negative Covenants of the Borrower. So long as any Loan shall remain unpaid or any Bank shall have any Commitment, the Borrower will not:

(a) Liens, Etc. Suffer to exist, create, assume or incur, or permit any of its Material Subsidiaries to suffer to exist, create, assume or incur, any Security Interest, or assign, or permit any of its Material Subsidiaries to assign, any right to receive income, in each case to secure Debt or any other obligation or liability, other than:

(i) Any Security Interest to secure Debt or any other obligation or liability of any Material Subsidiary to the Borrower.

(ii) Mechanics’, materialmen’s, carriers’ or other like liens arising in the ordinary course of business (including construction of facilities) in respect of obligations which are not due or which are being contested in good faith and for which reasonable reserves have been established.

(iii) Any Security Interest arising by reason of deposits with, or the giving of any form of security to, any governmental agency or any body created or approved by law or governmental regulation which is required by law or governmental regulation as a condition to the transaction of any business, or the exercise of any privilege, franchise or license.

(iv) Security Interests for taxes, assessments or governmental charges or levies not yet delinquent or Security Interests for taxes, assessments or governmental charges or levies already delinquent but the validity of which is being contested in good faith and for which reasonable reserves have been established.

(v) Security Interests (including judgment liens) arising in connection with legal proceedings so long as such proceedings are being contested in good faith and, in the case of judgment liens, the related judgment does not constitute an Event of Default under Section 7.01(g).

(vi) Landlords’ liens on fixtures located on premises leased by the Borrower or one of its Material Subsidiaries in the ordinary course of business.

(vii) Security Interests arising in connection with contracts and subcontracts with or made at the request of the United States of America, any state thereof, or any department, agency or instrumentality of the United States or any state thereof for obligations not yet delinquent.

(viii) Any Security Interest arising by reason of deposits to qualify the Borrower or a Subsidiary to conduct business, to maintain self-insurance, or to obtain the benefit of, or comply with, laws.

(ix) Any purchase money Security Interest claimed by sellers of goods on ordinary trade terms provided that no financing statement has been filed to perfect such Security Interest.

(x) The extension of any Security Interest existing as of the date hereof to additions, extensions, or improvements to the property subject to the Security Interest which does not arise as a result of borrowing money or the securing of Debt or other obligation or liability created, assumed or incurred after such date.

(xi) Security Interests on (i) property of a corporation or firm existing at the time such corporation or firm is merged or consolidated with the Borrower or any Subsidiary or at the time of a sale, lease or other disposition of the properties of a corporation or a firm as an entirety (or the properties of a corporation or firm comprising a product line or line of business, as an entirety) or substantially as an entirety to the Borrower or a Subsidiary; or (ii) property comprising machinery, equipment or real property acquired by the Borrower or any of its Subsidiaries, which Security Interests shall have existed at the time of such acquisition and secure obligations assumed by the Borrower or such Subsidiary in connection with such acquisition; provided that the Security Interests of the type described in this clause (xi) shall not attach to or affect property owned by the Borrower or such Subsidiary prior to the event referred to in this clause (xi).

(xii) Security Interests arising in connection with the sale, assignment or other transfer by the Borrower or any Material Subsidiary of accounts receivable, lease receivables or other payment obligations (together with rights and assets related thereto, any of the foregoing being a “Receivable”) owing to the Borrower or any Subsidiary or any interest in any of the foregoing (together in each case with any collections and other proceeds thereof and any collateral, guaranties or other property or claims in favor of the Borrower or such Subsidiary supporting or securing payment by the obligor thereon of any such Receivables), in each case whether such sale, assignment or other transfer constitutes a “true sale” or a secured financing for accounting, tax or any other purpose; provided that either (i) such sale, assignment or other transfer shall have been made as part of a sale of the business out of which the applicable Receivables arose, (ii) such sale, assignment or other transfer is made in the ordinary course of business and is for the purpose of collection only, (iii) such sale, assignment or other transfer is made in connection with an agreement on the part of the assignee thereof to render performance under the contract that has given rise to such Receivable, or (iv) in all other cases, the aggregate outstanding principal amount of the investment or claim held by purchasers, assignees or other transferees of (or of interests in) such Receivables (as determined by the Borrower using any reasonable methods as of the time any such investment is made or claim is incurred) shall not exceed an amount equal to ten percent (10%) of the Consolidated total assets of the Borrower and its Consolidated Subsidiaries at such time.

(xiii) Security Interests securing non-recourse obligations in connection with leveraged or single-investor lease transactions.

(xiv) Security Interests securing the performance of any contract or undertaking made in the ordinary course of business (as such business is currently conducted) other than for the borrowing of money.

(xv) Any Security Interest granted by the Borrower or any Material Subsidiary of the Borrower; provided that (i) the property which is subject to such Security Interest is a parcel of real property, a manufacturing plant, manufacturing equipment, a warehouse, or an office building hereafter acquired, constructed, developed or improved by the Borrower or such Material Subsidiary, and (ii) such Security Interest is created prior to or contemporaneously with, or within 120 days after (x) in the case of acquisition of such property, the completion of such acquisition and (y) in the case of the construction, development or improvement of such property, the later to occur of the completion of such construction, development or improvement or the commencement of operations, use or commercial production (exclusive of test and start-up periods) of such property, and such Security Interest secures or provides for the payment of all or any part of the acquisition cost of such property or the cost of construction, development or improvement thereof, as the case may be.

(xvi) Any conditional sales agreement or other title retention agreement with respect to property acquired by the Borrower or any Material Subsidiary.

(xvii) Any Security Interest that secures an obligation owed to the United States of America or any state, territory or possession of the United States of America, any political subdivision of any of the foregoing or the District of Columbia (each, a “Governmental Entity”) in connection with a bond or other obligation issued by a Governmental Entity to finance the construction or acquisition by the Borrower or any Material Subsidiary of any manufacturing plant, warehouse, office building or parcel of real property (including fixtures).

(xviii) Any Security Interest in deposits or cash equivalent investments pledged with a financial institution for the sole purpose of implementing a hedging or financing arrangement commonly known as a “back-to-back” loan arrangement, provided in each case that neither the assets subject to such Security Interest nor the Debt incurred in connection therewith are reflected on the Consolidated balance sheet of the Borrower.

(xix) Security Interests of financial institutions as collecting banks or with respect to deposit or securities accounts held at such financial institutions, in each case in the ordinary course of business.

(xx) Any extension, renewal or refunding (or successive extensions, renewals or refundings) in whole or in part of any Debt or any other obligation or liability secured by any Security Interest referred to in the foregoing clauses (i) through (xix), provided that the principal amount of Debt or any other obligation or liability secured by such Security Interest shall not exceed the principal amount outstanding immediately prior to such extension, renewal or refunding, and that the Security Interest securing such Debt or other obligation or liability shall be limited to the property which, immediately prior to such extension, renewal or refunding secured such Debt or other obligation or liability and additions to such property.

Notwithstanding the foregoing provisions of this Section 6.02(a), the Borrower and its Material Subsidiaries may, at any time, suffer to exist, issue, incur, assume and guarantee Secured Debt (in addition to Secured Debt permitted to be secured under the foregoing clauses (i) through (xx)), provided that the aggregate amount of such Secured Debt, together with the aggregate amount of all other Secured Debt (not including Secured Debt permitted to be secured under the foregoing clauses (i) through (xx)) of the Borrower and its Material Subsidiaries which is suffered to exist, issued, incurred, assumed or guaranteed after the date hereof, does not at such time exceed ten percent (10%) of Consolidated Net Tangible Assets.

(b) Limitation on Debt. Permit Consolidated Adjusted Debt of the Borrower and its Consolidated Subsidiaries at any time to exceed an amount equal to fifty-five percent (55%) of Consolidated Capitalization at such time.

(c) Merger, Etc.

(i) Merge or consolidate with or into, or Transfer Assets to, any Person, except that the Borrower may (A) merge or consolidate with any corporation, including any Subsidiary, which is a U.S. Corporation and (B) Transfer Assets to any Subsidiary which is a U.S. Corporation; provided, in each case described in clause (A) and (B) above, that (x) immediately after giving effect to such transaction, no event shall have occurred and be continuing which constitutes an Event of Default or Unmatured Event of Default and (y) in the case of any merger or consolidation to which the Borrower shall be a party, the survivor of such merger or consolidation shall be the Borrower.

(ii) Permit any Material Subsidiary to merge or consolidate with or into, or Transfer Assets to, any Person unless, immediately after giving effect to such transaction, no event shall have occurred and be continuing which constitutes an Event of Default or Unmatured Event of Default.

For purposes of this Section 6.02(c): “Transfer Assets” means, when referring to the Borrower, the conveyance, transfer, lease or other disposition (whether in one transaction or in a series of transactions) of all or substantially all of the assets of the Borrower or of the Borrower and its Subsidiaries considered as a whole and means, when referring to a Material Subsidiary, the conveyance, transfer, lease or other disposition (whether in one transaction or in a series of transactions) of all or substantially all of the assets of such Material Subsidiary; and “U.S. Corporation” means a corporation organized and existing under the laws of the United States, any state thereof or the District of Columbia.

ARTICLE VII

EVENTS OF DEFAULT

SECTION 7.01. Events of Default. If any of the following events (each, an “Event of Default,” and, collectively, “Events of Default”) shall occur and be continuing:

(a) The Borrower shall fail to (i) pay any installment of interest on any Loan or any Commitment Fee payable under Section 3.04(a), or any Duration Fee payable under Section 3.04(b) in each case when due and such default continues for five (5) days, or (ii) pay any amount of principal of any Loan when due; or

(b) Any representation or warranty made or deemed made by the Borrower (or any of its officers) in connection with this Agreement, any Loan shall prove to have been incorrect in any material respect when made or deemed made; or

(c) The Borrower shall fail to perform or observe any term, covenant or agreement contained in Section 6.02(a) or Section 6.02(b) of this Agreement on its part to be performed or observed and such failure shall remain unremedied on the earlier to occur of (i) or (ii): (i) the date thirty (30) days after the Borrower shall have become aware of such failure or (ii) the date that financial statements of the Borrower shall be available from which it may be ascertained that such failure to perform or observe such term, covenant or agreement shall have occurred. For purposes of clause (ii) above, the date that any financial statements shall be deemed available shall be the date on which the Borrower shall file (or, if earlier, the date the Borrower shall have been required to file) such financial statements with the SEC as part of any report required to be filed pursuant to the Exchange Act; or

(d) The Borrower shall (i) fail to perform or observe, or shall breach, any other term, covenant or agreement contained in this Agreement on its part to be performed or observed (other than those failures or breaches referred to in subsections (a), (b), (c), (d)(ii) or (d)(iii) of this Section 7.01) and any such failure or breach shall remain unremedied for thirty (30) days after written notice thereof has been given to the Borrower by the Administrative Agent at the request of any Bank; (ii) fail to perform or observe Section 6.02(c); or (iii) fail to perform or observe Section 6.01(f)(v) and such failure shall remain unremedied for fifteen (15) days after the occurrence thereof; or

(e) The Borrower or any Material Subsidiary shall fail to pay any amount of principal of, interest on or premium with respect to, any Debt (other than that evidenced by this Agreement) of the Borrower or such Subsidiary when due (whether at scheduled maturity or by required prepayment, acceleration, demand or otherwise) which Debt is outstanding under one or more instruments or agreements in an aggregate principal amount not less than $150,000,000 and such failure shall continue after the applicable grace period, if any, specified in the agreement or instrument relating to such Debt; or any other event shall occur or condition shall exist after the applicable grace period specified in such agreement or instrument, if the effect of such event or condition is to accelerate the maturity of such Debt; or any such Debt shall be declared to be due and payable, or required to be prepaid (other than by a scheduled prepayment), prior to the stated maturity thereof; or

(f) The Borrower or any Material Subsidiary shall generally not pay its debts as such debts become due, or shall admit in writing its inability to pay its debts generally, or shall make a general assignment for the benefit of creditors; or any proceeding shall be instituted by or against the Borrower or such Material Subsidiary seeking to adjudicate it a bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief, or composition of it or its debt under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee, or other similar official for it or for any substantial part of its property; or the Borrower or any such Material Subsidiary shall take corporate action to authorize any of the actions set forth above in this subsection (f); provided that, in the case of any such proceeding filed or commenced against the Borrower or any Material Subsidiary, such event shall not constitute an “Event of Default” hereunder unless either (i) the same shall have remained undismissed or unstayed for a period of sixty (60) days, (ii) an order for relief shall have been entered against the Borrower or such Material Subsidiary under the federal bankruptcy laws as now or hereafter in effect or (iii) the Borrower or such Material Subsidiary shall have taken corporate action consenting to, approving or acquiescing in the commencement or maintenance of such proceeding; or

(g) Any judgment or order for the payment of money shall be rendered against the Borrower or any Material Subsidiary and (i) either (A) enforcement proceedings shall have been commenced by any creditor upon such judgment or order or (B) there shall be any period of thirty (30) consecutive days, in the case of a judgment or order rendered or entered by a court during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect, and (ii) the amount of such judgment or order, when aggregated with the amount of all other such judgments and orders described in this subsection (g), shall exceed $150,000,000; provided that the rendering of any such judgment or order shall not constitute an Unmatured Event of Default; or

(h) Either (i) the PBGC shall institute proceedings under Section 4042 of ERISA to terminate any Plan and such Plan shall have an Unfunded Liability in an amount in excess of $150,000,000 at such time or (ii) withdrawal liability shall be assessed against the Borrower or any Material Subsidiary in connection with any Multiemployer Plan (whether under Section 4203 or Section 4205 of ERISA) and such withdrawal liability shall be an amount in excess of $150,000,000; or

(i) A Change of Control shall occur;

then, in any such event but subject to the next sentence, the Administrative Agent shall at the request, or may with the consent, of the Majority Banks, by notice to the Borrower, declare the entire unpaid principal amount of the Loans, all interest accrued and unpaid thereon and all other amounts payable under this Agreement to be forthwith due and payable, whereupon the Loans, all such accrued interest and all such amounts shall become and be forthwith due and payable, without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by the Borrower. In the event of the occurrence of an Event of Default under Section 7.01(f), (A) the obligation of each Bank to make Loans hereunder shall automatically be terminated and (B) the Loans, all such interest and all such amounts shall automatically become and be due and payable, without presentment, demand, protest or any notice of any kind, all of which are hereby expressly waived by the Borrower.

ARTICLE VIII

THE ADMINISTRATIVE AGENT

SECTION 8.01. Authorization and Action. Each Bank hereby appoints and authorizes the Administrative Agent to take such action as agent on its behalf and to exercise such powers under this Agreement as are delegated to the Administrative Agent by the terms hereof, together with such powers as are reasonably incidental thereto. As to any matters not expressly provided for by this Agreement, the Administrative Agent shall not be required to exercise any discretion or take any action, but shall be required to act or to refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the instructions of the Majority Banks and such instructions shall be binding upon all Banks and all holders of Notes. The Administrative Agent shall not be required to take any action which exposes it to personal liability or which is contrary to this Agreement or applicable law.

SECTION 8.02. Duties and Obligations. Neither the Administrative Agent nor any of its directors, officers, agents or employees shall be liable for any action taken or omitted to be taken by it or them under or in connection with this Agreement except for its or their own gross negligence or willful misconduct. Without limiting the generality of the foregoing, (i) the Administrative Agent may treat the payee of any Note as the holder thereof unless and until the Administrative Agent receives written notice of the assignment thereof signed by such payee and the Administrative Agent receives the written agreement of the assignee that such assignee is bound hereby as it would have been if it had been an original Bank party hereto, in each case in form satisfactory to the Administrative Agent, (ii) the Administrative Agent may consult with legal counsel (including counsel for the Borrower), independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants or experts, and (iii) the Administrative Agent shall incur no liability under or in respect of this Agreement by acting upon any notice, consent, certificate or other instrument or writing (which may be by telegram, cable or telex) believed by it to be genuine and signed or sent by the proper party or parties or by acting upon any representation or warranty of the Borrower made or deemed to be made hereunder. Further, the Administrative Agent (A) makes no warranty or representation to any Bank and shall not be responsible to any Bank for the accuracy or completeness of any statements, warranties or representations (whether written or oral) made in or in connection with this Agreement, (B) shall not have any duty to ascertain or to inquire as to the performance or observance of any of the terms, covenants or conditions of this Agreement on the part of the Borrower or to inspect the property (including the books and records) of the Borrower, and (C) shall not be responsible to any Bank for the due execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement or any other instrument or document furnished pursuant hereto.

SECTION 8.03. Administrative Agent and Affiliates. With respect to its Commitment, the Loans made by it and the Notes issued to it, the Administrative Agent, in its separate capacity as a Bank, shall have the same rights and powers under this Agreement as any other Bank and may exercise the same as though it were not the Administrative Agent; and the term “Bank” or “Banks” shall, unless otherwise expressly indicated, include the Administrative Agent in its separate capacity as a Bank. The Administrative Agent, in its separate capacity as a Bank, and its Affiliates may accept deposits from, lend money to, act as trustee under indentures of, and generally engage in any kind of business with, the Borrower, any Subsidiary and any Person which may do business with or own securities of the Borrower or any Subsidiary, all as if it were not the Administrative Agent hereunder and without any duty to account therefor to the Banks.

SECTION 8.04. Bank Credit Decision. Each Bank agrees that it has itself been, and will continue to be, solely responsible for making its own independent appraisal of and investigations into the financial condition, creditworthiness, condition, affairs, status and nature of the Borrower. Accordingly, each Bank confirms to the Administrative Agent that such Bank has not relied, and will not hereafter rely, on the Administrative Agent, or any other Bank, (i) to check or inquire on its behalf into the adequacy, accuracy or completeness of any information provided by the Borrower under or in connection with this Agreement or the transactions herein contemplated (whether or not such information has been or is hereafter distributed to such Bank by the Administrative Agent), (ii) to assess or keep under review on its behalf the financial condition, creditworthiness, condition, affairs, status or nature of the Borrower or (iii) in entering into this Agreement or in making its own credit decisions with respect to the taking or not taking of any action under this Agreement.

SECTION 8.05. Indemnification. The Banks agree to indemnify the Administrative Agent (to the extent not reimbursed by the Borrower) ratably according to the respective principal amounts of the Commitments then held by each of them (or if the Commitments have at the time been terminated, ratably according to the respective amounts of their Loans then outstanding), from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever which may be imposed on, incurred by, or asserted against the Administrative Agent in any way relating to or arising out of this Agreement or any action taken or omitted by the Administrative Agent under this Agreement, provided that no Bank shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from the Administrative Agent’s gross negligence or willful misconduct. Without limiting the generality of the foregoing, each Bank agrees to reimburse the Administrative Agent promptly upon demand for its ratable share of any out-of-pocket expenses (including reasonable counsel fees) incurred by the Administrative Agent in connection with the preparation, execution, delivery, administration, modification or amendment of this Agreement or preservation of any rights of the Administrative Agent or the Banks under, or the enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement, to the extent that the Administrative Agent is not reimbursed for such expenses by the Borrower.

SECTION 8.06. Successor Administrative Agent. The Administrative Agent may resign at any time by giving written notice thereof to the Banks and the Borrower. Upon any such resignation or removal of the Administrative Agent, the Majority Banks shall have the right to appoint a successor Administrative Agent to assume the position as Administrative Agent of the retiring Administrative Agent. If no successor Administrative Agent shall have been so appointed by the Majority Banks, and shall have accepted such appointment, within thirty (30) days after the retiring Administrative Agent’s giving of notice of resignation or the Majority Banks’ removal of the retiring Administrative Agent, then the retiring Administrative Agent may, on behalf of the Banks, appoint a successor Administrative Agent, which shall be either a

Bank hereunder or a commercial bank organized or licensed under the laws of the United States or of any state thereof and having a combined capital and surplus of at least $500,000,000. The Borrower shall have the right to approve any successor Administrative Agent, which approval shall not be unreasonably withheld (in all such cases the Borrower shall be entitled to take into account its past and then existing commercial banking relationships, among other things); provided that if an Event of Default shall have occurred, such right of the Borrower to approve the successor Administrative Agent shall be suspended during the continuance of such Event of Default. Upon the acceptance of any appointment as Administrative Agent hereunder by a successor Administrative Agent, such successor Administrative Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations under this Agreement. After any retiring Administrative Agent’s resignation or removal hereunder as Administrative Agent, the provisions of this Article VIII shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent under this Agreement.

SECTION 8.07. Syndication Agents, Lead Arranger and Documentation Agents. None of the Banks identified on the cover page or signature pages of this Agreement as the “Syndication Agents” or the “Lead Arranger” or the “Documentation Agents” shall have any right, power, obligation, liability, responsibility or duty under this Agreement other than those applicable to all Banks as such. Each Bank acknowledges that it has not relied, and will not rely, on any of the Banks identified as Syndication Agents, Lead Arranger or Documentation Agents in deciding to enter into this Agreement or in taking or refraining from taking any action hereunder or pursuant hereto.

ARTICLE IX

MISCELLANEOUS

SECTION 9.01. Amendments, Etc. Subject to the further terms of this Section 9.01, no amendment or waiver of any provision of this Agreement, nor consent to any departure by the Borrower therefrom, shall in any event be effective unless the same shall be in writing and signed by the Majority Banks, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given. No amendment, waiver or consent shall, unless in writing and signed by all Banks directly affected thereby, do any of the following: (a) waive any of the conditions specified in Section 4.01 or Section 4.02, (b) change the percentage of the Commitments or of the aggregate unpaid principal amount of the Loans, or the number of Banks, which shall be required for the Banks or any of them to take any action hereunder, or amend the definition herein of “Majority Banks,” (c) extend the term of the Commitment of any Bank hereunder or extend the Commitment Termination Date, (d) modify Section 2.07(c), Section 3.11 and Section 3.14 of this Agreement in a manner that would alter the pro rata sharing of payments required thereby, or (e) amend this Section 9.01. No amendment, waiver or consent shall: (i) change the Commitments of any Bank or subject any Bank to any additional obligations without the written consent of such Bank, (ii) reduce the principal of, or interest on, the Loans or any Commitment Fees, Duration Fees or other amounts payable hereunder without the written consent of each Bank directly affected thereby, provided, however, that only the consent of the Majority Banks shall be necessary to amend Section 3.07 or to waive any obligation of the Borrower to pay interest at the rate specified in such Section 3.07 or (iii) change any date fixed for any payment in respect of principal of, or interest on, the Loans or any Commitment Fees, Duration Fees or other amounts payable hereunder without the written consent of each Bank directly affected thereby. No amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent in addition to the Banks required hereinabove to take such action, affect the rights or duties of the Administrative Agent under this Agreement.

SECTION 9.02. Notices, Etc. All notices and other communications provided for hereunder shall, unless otherwise stated herein, be in writing (including by telex, telegram or telecopier) and mailed or sent or delivered, if to the Borrower, at the address set forth for the Borrower on the signature pages hereof; if from the Borrower to the Administrative Agent or any Bank, to the Administrative Agent at the address set forth for the Administrative Agent on the signature pages hereof; if from the Administrative Agent to any Bank, at the address of such Bank’s Domestic Lending Office or, in the case of a notice or communication relating to information delivered under Section 6.01(f), by posting on an Internet website established by the Administrative Agent with Intralinks, Inc. or other similarly available electronic media; or, in any case, at such other address as shall be designated by such party in a written notice to the other parties hereto (except in the case of the Borrower, as to which a change of address may be made by notice to the Administrative Agent on behalf of the Banks and except in the case of any Bank, as to which a change of address may be made by notice to the Administrative Agent). Subject to the next sentence, all such notices and communications shall be effective, in the case of written notice, when deposited in the mails, air mail, postage prepaid, and, in the case of notice by telex, telecopy, telegram or cable, when sent addressed as set forth above. All notices and communications pursuant to Articles II, III, VII and VIII shall not be effective until they are received by the addressee. The Administrative Agent agrees to deliver promptly to each Bank copies of each report, document, certificate, notice and request, or summaries thereof, which the Borrower is required to, and does in fact, deliver to the Administrative Agent in accordance with the terms of this Agreement, including copies of any reports to be delivered by the Borrower pursuant to Section 6.01(f).

SECTION 9.03. No Waiver; Cumulative Remedies. No failure on the part of the Administrative Agent or any Bank to exercise, and no delay in exercising, any right hereunder or under any Note shall operate as a waiver hereof, nor shall any single or partial exercise of any such right preclude any other or further exercise thereof or the exercise of any other right. The remedies herein provided are cumulative and not exclusive of any remedies provided by law.

SECTION 9.04. Costs and Expenses; Indemnification.

(a) The Borrower agrees to reimburse on demand the Administrative Agent, the Syndication Agents and the Lead Arranger for all reasonable and documented out-of-pocket costs and expenses incurred by the Administrative Agent, the Syndication Agents and the Lead Arranger in connection with the preparation, negotiation, distribution through e-mail or secured website, execution, syndication and enforcement of this Agreement, the Notes, if any, and the other documents to be delivered hereunder or contemplated hereby, including the reasonable and documented fees and out-of-pocket expenses of one firm of attorneys retained as counsel for the Administrative Agent, the Syndication Agents and the Lead Arranger with respect to advising the Administrative

Agent, the Syndication Agents and the Lead Arranger as to their rights and responsibilities under this Agreement; provided, however, that such out-of-pocket costs and expenses of the Administrative Agent, the Syndication Agents and the Lead Arranger through the date of execution of this Agreement shall only be payable as set forth in a separate fee letter (if any) executed and delivered prior to the effective date of this Agreement by the Administrative Agent, the Syndication Agents, the Lead Arranger and the Borrower. The Borrower further agrees to pay on demand all direct out-of-pocket losses, and reasonable and documented out-of-pocket costs and expenses, if any (including reasonable fees and out-of-pocket expenses of one firm of attorneys (together with one firm of attorneys in each applicable local jurisdiction) retained as counsel for the Administrative Agent and the Banks) in connection with the enforcement (whether by legal proceedings, negotiation or otherwise) of the Loan Documents; provided that the Administrative Agent and the Banks shall not be limited to a single counsel in the event that the Administrative Agent and the Banks determine in their reasonable judgment, that a conflict of interest exists between the Administrative Agent and the Banks or additional defenses are available to the Administrative Agent or the Banks, as applicable, which are not otherwise available to the other in connection with the enforcement of this Agreement.

(b) If, due to payments made by the Borrower due to acceleration of the maturity of the Loans pursuant to Section 7.01 or due to any other reason, any Bank receives payments of principal of any Eurodollar Loan, or any Eurodollar Loan is Converted to an ABR Loan, in each case other than on the last day of the Interest Period for such Loan, the Borrower shall, upon demand by such Bank (with a copy of such demand to the Administrative Agent), pay to the Administrative Agent for the account of such Bank any amounts required to compensate such Bank for any additional direct out-of-pocket losses, costs or expenses which it may reasonably incur as a result of such payment or Conversion, including any such loss (excluding loss of anticipated profits), cost or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by any Bank to fund or maintain such Loan.

(c) Subject to the next sentence, the Borrower agrees to indemnify and hold harmless the Administrative Agent and each Bank and each of their respective directors, officers, employees, advisors, agents and controlling persons of the foregoing, from and against any and all claims, damages, liabilities and out-of-pocket expenses (including reasonable fees and documented out-of-pocket expenses of a single counsel to the indemnified Persons, taken as a whole (together with one firm of attorneys in each applicable local jurisdiction) (collectively, “Losses”); provided that the indemnified Persons shall not be limited to a single counsel in the event that the indemnified Persons determine in their reasonable judgment, that a conflict of interest exists between indemnified Persons or additional defenses are available to one or more indemnified Persons which are not otherwise available to the others in connection with the enforcement of this Agreement) which may be incurred by or asserted against the Administrative Agent or such Bank or any such director, officer or employee in connection with or arising out of any investigation, litigation, or proceeding (i) related to any transaction or proposed transaction (whether or not consummated) in which any proceeds of any Borrowing are applied or proposed to be applied, directly or indirectly, by the Borrower, whether or not the Administrative Agent or such Bank or any such director, officer or employee is a party to such transactions or (ii) related to the Borrower’s entering into this Agreement, or to any actions or omissions of the Borrower, any of its Subsidiaries or Affiliates or any of its or their respective officers, directors or employees in connection therewith, and in each case regardless of whether the indemnified Person is party thereto. The Borrower agrees to indemnify the Banks and the Administrative Agent for any Loss arising out of or relating to any inaccuracy in the representation and warranty made by the Borrower in Section 5.01(j), including any Loss consisting of any civil penalty or fine assessed by OFAC against any Bank or the Administrative Agent and all reasonable costs and expenses (including counsel fees and disbursements) incurred in connection with defense thereof, that results from both (x) the funding of Loans or the acceptance of payments due under this Agreement and (y) such representation and warranty having been inaccurate when made. The Borrower shall not be required to indemnify any such indemnified Person from or against any portion of any Loss referred to above in this Section 9.04(c) (a) which are determined by a court of competent jurisdiction by final and non-appealable judgment to have resulted from the bad faith, gross negligence or willful misconduct of such indemnified Person or any of its affiliates or any of its or their respective officers, directors, employees, agents or advisors (which, in the case of such agents or advisors are acting at the express direction of such indemnified Person), (b) which result from a breach of the obligations of such indemnified Person or any of such indemnified Person’s affiliates under this Agreement (as determined by a court of competent jurisdiction in a final and non-appealable decision), (c) which result from the violation by any indemnified Person or any of its affiliates or any of its or their respective officers, directors, employees, agents or advisors (which, in the case of such agents or advisors are acting at the express direction of such indemnified Person) of any law or judicial order or (d) to the extent resulting from any claim, litigation, investigation or proceeding that does not involve an act or omission of the Borrower or any of the Borrower’s affiliates and that is brought by an indemnified Person against any other indemnified Person, other than claims against the Administrative Agent in its capacity in fulfilling its role as an agent or arranger or any other similar role under this Agreement. To the extent permitted by applicable law, no party to this Agreement shall be liable for any special, indirect, consequential or punitive damages in connection with this Agreement or the Loans made hereunder or with respect to its activities related thereto; provided that nothing contained in this sentence will limit the Borrower’s indemnity and reimbursement obligations set forth in this Section 9.04.

SECTION 9.05. Right of Set-Off. Upon (i) the occurrence and during the continuance of any Event of Default and (ii) the making of the request or the granting of the consent specified by Section 7.01 to authorize the Administrative Agent to declare the Loans due and payable pursuant to the provisions of Section 7.01, each Bank (and each of its Affiliates) is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by such Bank (or any of its Affiliates) to or for the credit or the account of the Borrower against any and all of the obligations of the Borrower now or hereafter existing under this Agreement and any Notes held by such Bank, irrespective of whether or not such Bank shall have made any demand under this Agreement and any Notes and of whether or not such obligations may be matured. Each Bank agrees promptly to notify the Borrower after any such set-off and application made by such Bank, but the failure to give such notice shall not affect the validity of such set-off and application. The rights of each Bank under this Section 9.05 are in addition to other rights and remedies (including other rights of set-off) which such Bank may have.

SECTION 9.06. Binding Effect; Assignment.

(a) This Agreement shall become effective when it shall have been executed by the Borrower and the Administrative Agent and when the Administrative Agent shall have been notified by each Bank that such Bank has executed it and thereafter shall be binding upon and inure to the benefit of the Borrower, the Administrative Agent and each Bank and their respective successors and assigns, except that the Borrower shall not have the right to assign its rights hereunder or any interest herein without the prior written consent of all of the Banks.

(b) Any Bank may assign, participate or otherwise transfer all or any part of, or interest in, such Bank’s rights and obligations hereunder and under the Notes issued to it hereunder to one or more banks or other entities; provided that (i) in the case of any assignment, participation or other transfer to a Person that is not a Bank, an Affiliate of a Bank or an Approved Fund, the Borrower (except during the continuance of an Event of Default) and the Administrative Agent, in each case whose consent shall not be unreasonably withheld or delayed, shall have expressly agreed in writing; provided that a material increase in counterparty risk shall be reasonable grounds (although not exclusive grounds) for the withholding of such consent; and (ii) in the case of any assignment in part, the amount of the Commitment and Loans being assigned pursuant to such assignment shall in no event be less than $5,000,000 (or a lesser amount approved by the Administrative Agent). Upon the effectiveness of any such assignment (but not in the event of any such participation or other transfer) such assignee shall be a Bank hereunder and shall have all the rights and benefits thereof. However, unless and until the conditions for the Administrative Agent’s treating such assignee as holder pursuant to clause (c) below shall have been satisfied, such assignee shall not be entitled to exercise the rights of a Bank under this Agreement and the Administrative Agent shall not be obligated to make payment of any amount to which such assignee may become entitled hereunder other than to the Bank which assigned its rights to such assignee. Nothing contained herein shall impair the ability of any Bank, in its discretion, to agree, solely as between itself and its assignees, participants and other transferees, upon the manner in which such Bank shall exercise its rights under this Agreement and the Notes made to such Bank. The assignee, if it shall not already be a Bank, shall deliver to the Administrative Agent an Administrative Questionnaire in which the assignee designates one or more credit contacts to whom all syndicate-level information (which may contain material non-public information about the Borrower and its affiliates and their related parties or their respective securities) will be made available and who may receive such information in accordance with the assignee’s compliance procedures and applicable laws, including Federal and state securities laws.

(c) In order to effect any assignment permitted hereunder by a Bank of all or any portion of its Commitment or Loans hereunder, the parties to each such assignment shall execute and deliver to the Administrative Agent, for its acceptance and recording in the Register (as defined below), an agreement substantially in the form of Exhibit 9.06 hereto (an “Assignment and Acceptance”), together with any Note or Notes subject to such assignment and a processing and recordation fee of $3,500 payable by the assignor or assignee. Upon such execution, delivery, acceptance and recording and delivery to the Administrative Agent of such assignee’s Administrative Questionnaire, from and after the effective date specified in each Assignment and Acceptance, (x) the assignee thereunder shall be a party hereto and, to the extent that rights and obligations hereunder have been assigned to it pursuant to such Assignment and Acceptance, have the rights and obligations of a Bank hereunder and (y) the Bank assignor thereunder shall, to the extent that rights and obligations hereunder have been assigned by it pursuant to such Assignment and Acceptance, relinquish its rights and be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all or the remaining portion of an assigning Bank’s rights and obligations under this Agreement, such Bank shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 3.10, 3.12 and 9.04 for any events or circumstances occurring or existing before the effective date of assignment).

(d) By executing and delivering an Assignment and Acceptance, the Bank assignor thereunder and the assignee thereunder confirm to and agree with each other and the other parties hereto as follows: (i) other than as provided in such Assignment and Acceptance, such assigning Bank makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Agreement or the execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement or any other instrument or document furnished pursuant hereto; (ii) such assigning Bank makes no representation or warranty and assumes no responsibility with respect to the financial condition of the Borrower or the performance or observance by the Borrower of any of its obligations under this Agreement or any other instrument or document furnished pursuant hereto; (iii) such assignee confirms that it has received a copy of this Agreement, together with copies of the financial statements referred to in Section 5.01(f) (and any later statements delivered pursuant to Section 6.01(f)(ii)) and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Acceptance; (iv) such assignee will, independently and without reliance upon the Administrative Agent, such assigning Bank or any other Bank and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement; (v) such assignee appoints and authorizes the Administrative Agent to take such action as agent on its behalf and to exercise such powers under this Agreement as are delegated to the Administrative Agent by the terms hereof, together with such powers as are reasonably incidental thereto; and (vi) such assignee agrees that it will perform in accordance with their terms all of the obligations which by the terms of this Agreement are required to be performed by it as a Bank.

(e) The Administrative Agent shall maintain at its address referred to in Section 9.02 a copy of each Assignment and Acceptance delivered to and accepted by it and a register for the recordation of the names and addresses of the Banks and the Commitment of, and principal amount (and stated interest on) of the Loans owing to, each Bank from time to time (the “Register”). The entries in the Register shall be conclusive and binding for all purposes, absent manifest error, and the Borrower, the Administrative Agent and the Banks shall treat each Person whose name is recorded in the Register as a Bank hereunder for all purposes of this Agreement. The Register shall be available for inspection by the Borrower or any Bank at any reasonable time and from time to time upon reasonable prior notice.

(f) Notwithstanding anything contained herein to the contrary, each Bank may pledge its right, title and interest under this Agreement and any Note made to it to the Board of Governors of the Federal Reserve System, or any other Governmental Authority, as security for financial accommodations or privileges being provided or extended to such Bank by such Governmental Authority.

SECTION 9.07. Confidentiality. The Administrative Agent and, each Bank agree to hold any confidential information which it may receive from the Borrower pursuant to this Agreement in confidence, except for disclosure (i) to its Affiliates, legal counsel, accountants, and other professional advisors, and then solely on a need-to-know basis, (ii) in response to any request or order therefor issued by any Governmental Authority, (iii) as required by law, regulation, or judicial process, (iv) within any legal proceeding to enforce any of its rights or remedies hereunder; provided that an Event of Default shall have occurred hereunder and the requisite Banks shall have elected under Section 7.01 to enforce such rights or remedies against the Borrower, (v) to any permitted assignee under Section 9.06, (vi) to any agents and advisors of a Bank solely in connection with the administration of this Agreement and the Loans hereunder, and (vii) of information which has already become publicly available at the time of such disclosure. In the case of disclosure pursuant to clause (ii) or (iii) above (other than routine, ordinary-course regulatory examinations or audits pursuant to said clause (ii)), the disclosing party agrees, to the extent permitted by applicable law, regulation or judicial process, to promptly notify the Borrower prior to such disclosure and to request confidential treatment if the Borrower so requests.

EACH BANK ACKNOWLEDGES THAT INFORMATION AS DEFINED IN THIS SECTION FURNISHED TO IT PURSUANT TO THIS AGREEMENT MAY INCLUDE MATERIAL NON-PUBLIC INFORMATION CONCERNING THE BORROWER AND ITS RELATED PARTIES OR THEIR RESPECTIVE SECURITIES, AND CONFIRMS THAT IT HAS DEVELOPED COMPLIANCE PROCEDURES REGARDING THE USE OF MATERIAL NON-PUBLIC INFORMATION AND THAT IT WILL HANDLE SUCH MATERIAL NON-PUBLIC INFORMATION IN ACCORDANCE WITH THOSE PROCEDURES AND APPLICABLE LAW, INCLUDING FEDERAL AND STATE SECURITIES LAWS.

ALL INFORMATION, INCLUDING REQUESTS FOR WAIVERS AND AMENDMENTS, FURNISHED BY THE BORROWER OR THE ADMINISTRATIVE AGENT PURSUANT TO, OR IN THE COURSE OF ADMINISTERING, THIS AGREEMENT WILL BE SYNDICATE-LEVEL INFORMATION, WHICH MAY CONTAIN MATERIAL NON-PUBLIC INFORMATION ABOUT THE BORROWER AND ITS AFFILIATES AND THEIR RELATED PARTIES OR THEIR RESPECTIVE SECURITIES. ACCORDINGLY, EACH BANK REPRESENTS TO THE BORROWER AND THE ADMINISTRATIVE AGENT THAT IT HAS IDENTIFIED IN ITS ADMINISTRATIVE QUESTIONNAIRE A CREDIT CONTACT WHO MAY RECEIVE INFORMATION THAT MAY CONTAIN MATERIAL NON-PUBLIC INFORMATION IN ACCORDANCE WITH ITS COMPLIANCE PROCEDURES AND APPLICABLE LAW.

SECTION 9.08. Governing Law. This Agreement and the Notes shall be governed by, and construed in accordance with, the internal laws (as distinguished from the conflicts of laws rules) of the State of New York.

SECTION 9.09. Execution in Counterparts. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute but one and the same agreement.

SECTION 9.10. Severability. Wherever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provisions or the remaining provisions of this Agreement.

SECTION 9.11. Entire Agreement. This Agreement, taken together with all of the other documents, instruments and certificates contemplated herein to be delivered by the Borrower, including the fee letters (if any) executed and delivered prior to the effective date of this Agreement by the Administrative Agent, the Syndication Agents, the Lead Arranger and the Borrower, embodies the entire agreement and supersedes all prior agreements, written and oral, relating to the subject matter hereof as among the Borrower, the Banks parties hereto and the Administrative Agent.

SECTION 9.12. USA PATRIOT ACT. Each Bank that is subject to the requirements of the PATRIOT Act hereby notifies the Borrower that pursuant to the requirements of the PATRIOT Act, it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Bank to identify the Borrower in accordance with the PATRIOT Act.

[signature pages immediately follow]

The duly authorized parties hereto have caused this Agreement to be executed by their respective officers or agents, as of the date of this Agreement.

BAXTER INTERNATIONAL INC.

By:	/s/ James K. Saccaro

Name:	James K. Saccaro
Title:	Corporate Vice President and Treasurer

Address for Notice Purposes: One Baxter Parkway Deerfield, Illinois 60015 Attention: Assistant Treasurer Telephone: (224) 948-3282 Telecopy: (224) 948-4509

JPMORGAN CHASE BANK, N.A., as Administrative Agent and a Bank

By	/s/ Anthony Eastman

Title:	Vice President

BANK OF AMERICA, N.A., as Co-Syndication Agent and a Bank

By	/s/ Jeremy Schmitt

Title:	Vice President

CITIBANK, N.A., as Co-Syndication Agent and a Bank

By	/s/ Zafar Khan

Title:	Vice President

CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH, as Co-Documentation Agent and a Bank

By	/s/ Ari Bruger

Title:	Vice President

By	/s/ Tyler R. Smith

Title:	Associate

DEUTSCHE BANK AG CAYMAN ISLANDS BRANCH, as a Bank

By	/s/ Ming K. Chu

Title:	Vice President

By	/s/ Virginia Cosenza

Title:	Vice President

DEUTSCHE BANK SECURITIES INC., as Co-Documentation Agent

By	/s/ Ming K. Chu

Title:	Vice President

By	/s/ Robert Danziger

Title:	Managing Director

UBS AG Stamford Branch, as Co-Documentation Agent and a Bank

By	/s/ Joselin Fernandes

Title:	Associate Director
Banking Products Services, US

By	/s/ Lisa Murray

Title:	Associate Director
Banking Products Services, US

THE ROYAL BANK OF SCOTLAND PLC, as Co-Documentation Agent and a Bank

By	/s/ William McGinty

Title:	Director

BANK OF TOKYO - MITSUBISHI UFJ, LTD., as a Bank

By	/s/ Jaime Sussman

Title:	Vice President

BARCLAYS BANK PLC, as a Bank

By	/s/ Vanessa A. Kurbatskiy

Title:	Vice President

HSBC BANK USA, N.A., as a Bank

By	/s/ Andrew Bicker

Title:	Vice President

MIZUHO CORPORATE BANK, LTD., as a Bank

By	/s/ Bertram H. Tang

Title:	Authorized Signatory

Exhibit 2.02 to

364-Day Credit Agreement

dated as of January 25, 2013

FORM OF

NOTICE OF BORROWING

JPMorgan Chase Bank, National Association,

  as Administrative Agent for the

  Banks parties to the Credit

  Agreement referred to below

131 S. Dearborn

Chicago, Illinois 60603

Attention: Nanette Wilson

Dear Ms. Wilson:

The undersigned, Baxter International Inc., refers to the 364-Day Credit Agreement, dated as of January 25, 2013 (the “Credit Agreement,” the terms defined therein being used herein as therein defined), among Baxter International Inc., the Banks parties thereto and JPMorgan Chase Bank, N.A., as Administrative Agent, and hereby gives you notice, irrevocably, pursuant to Section 2.02 of the Credit Agreement that the undersigned hereby requests a Borrowing under the Credit Agreement, and in that connection sets forth below the information relating to such Borrowing (the “Proposed Borrowing”) as required by Section 2.02 of the Credit Agreement:

(i) The Business Day of the Proposed Borrowing is                     , 20        .

(ii) The Type of Loans comprising the Proposed Borrowing is [ABR Loans] [Eurodollar Loans].

(iii) The aggregate amount of the Proposed Borrowing is $            .

(iv) [The Interest Period for each Eurodollar Loan made as part of the Proposed Borrowing is                  months.]

(v) The proceeds of the Proposed Borrowing will not be used, directly or indirectly, to purchase or carry Margin Stock.

Exhibit 2.02

Very truly yours,

BAXTER INTERNATIONAL INC.

By:
Title:

Exhibit 2.02

Exhibit 2.03 to

364-Day Credit Agreement

dated as of January 25, 2013

FORM OF

NOTICE OF INTEREST RATE ELECTION

JPMorgan Chase Bank, National Association,

  as Administrative Agent for the

  Banks parties to the Credit

  Agreement referred to below

131 S. Dearborn

Chicago, Illinois 60603

Attention: Nanette Wilson

Dear Ms. Wilson:

The undersigned, Baxter International Inc., refers to the 364-Day Credit Agreement, dated as of January 25, 2013 (the “Credit Agreement,” the terms defined therein being used herein as therein defined), among Baxter International Inc., the Banks parties thereto and JPMorgan Chase Bank, National Association, as Administrative Agent, and hereby gives you notice, irrevocably, pursuant to Section 2.03 of the Credit Agreement of an interest rate election, and in that connection sets forth below the information relating to the affected Borrowing (the “Affected Borrowing”) as required by Section 2.03 of the Credit Agreement:

(i) The Affected Borrowing is the following:

(a) Type:

(b) [Last Day of Present Interest Period:                                                                                                       ]

(c) Aggregate Amount: $

(ii) The portion of such Affected Borrowing to be Converted is: $                                                                             .

(iii) Business Day of the Conversion in respect of the Affected Borrowing is                             , 20        .

(iv) Upon giving effect to the Conversion,

Exhibit 2.03

(a)	the portion of the Affected Borrowing that is Converted shall be comprised of [ABR Loans] [Eurodollar Loans, each having an Interest Period of ]; and

(b)	the portion of the balance of the Affected Borrowing shall continue to have the Type [and Interest Period] specified in clause (i) above.

Very truly yours,

BAXTER INTERNATIONAL INC.

By:
Title:

Exhibit 2.03

Exhibit 3.12(d)(iv) to

364-Day Credit Agreement

dated as of January 25, 2013

FORM OF SECTION 3.12(d)(iv) CERTIFICATE

Reference is made to that certain 364-Day Credit Agreement, dated as of January 25, 2013 (as the same may be amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), by and among Baxter International Inc., the Banks that are parties thereto and JPMorgan Chase Bank, N.A., as Administrative Agent. Capitalized terms used herein that are not defined herein shall have the meanings ascribed to them in the Credit Agreement. [Name of applicable Bank] (the “Bank”) is providing this certificate pursuant to Section 3.12(d)(iv) of the Credit Agreement. The Bank hereby represents and warrants that:

1. The Bank is the sole record and beneficial owner of the Loan(s) in respect of which it is providing this certificate.

2. The Bank is not a “bank” for purposes of Section 881(c)(3)(A) of the Internal Revenue Code of 1986, as amended (the “Code”).

3. The Bank is not a 10-percent shareholder (within the meaning of Section 871(h)(3)(B) of the Code) of the Borrower).

4. The Bank is not a “controlled foreign corporation” for purposes of Section 881(c)(3)(C) of the Code.

5. The Bank is not conducting a trade or business in the United States with which the relevant interest payments are effectively connected.

6. The Bank shall promptly notify the Borrower and the Administrative Agent if any of the representations and warranties made herein are no longer true and correct.

IN WITNESS WHEREOF, the undersigned has duly executed this certificate as of the                      day of                 , 20        .

[NAME OF APPLICABLE BANK]

By:
Name:
Title:

Exhibit 3.12(d)(iv)

Exhibit 4.01(d) to

364-Day Credit Agreement

dated as of January 25, 2013

FORM OF

OPINION OF COUNSEL FOR THE BORROWER

January 25, 2013

To each of the Banks parties

    to the Credit Agreement

    described below, and to

    JPMorgan Chase Bank, N.A.,

    as Administrative Agent

Ladies and Gentlemen:

This opinion is furnished to you pursuant to Section 4.01(d) of the 364-Day Credit Agreement, dated as of January 25, 2013 (the “Credit Agreement”), among Baxter International Inc. (the “Borrower”), the Banks parties thereto and JPMorgan Chase Bank, National Association, as Administrative Agent. Terms defined in the Credit Agreement are used herein as therein defined.

I am Associate General Counsel of the Borrower. I have acted as counsel for the Borrower in connection with the preparation, execution and delivery of the Credit Agreement.

In that connection I, or attorneys under my supervision (with whom I have consulted) have examined:

(1) The Credit Agreement;

(2) The Amended and Restated Certificate of Incorporation of the Borrower as in effect on the date hereof (the “Charter”);

(3) The Bylaws of the Borrower, as amended and in effect on the date hereof (the “Bylaws”); and

(4) Certificates of the Secretaries of State of Delaware, dated                     ,                     , and Illinois, dated                    ,                 , each attesting to the continued corporate existence and good standing of the Borrower in such State.

I, or attorneys under my supervision (with whom I have consulted), have also examined the originals, or copies certified to my satisfaction, of the Borrower’s material agreements as identified on the Borrower’s Annual Report on Form 10-K for the fiscal year ended December 31, 2011 and any subsequent filings on Form 10-Q or Form 8-K with the Securities and Exchange Commission (collectively, the “Material Agreements”). In addition, I, or attorneys under my supervision (with whom I have consulted), have examined the originals, or copies certified to my satisfaction, of such other corporate records of the Borrower, certificates

Exhibit 4.01(d)

of public officials and of other officers of the Borrower, and agreements, instruments and documents, as I have deemed necessary as a basis for the opinions hereinafter expressed. As to questions of fact material to such opinions, I have, when relevant facts were not independently established by me, relied upon certificates of other officers of the Borrower or of public officials. I have assumed the due execution and delivery, pursuant to due authorization, of the Credit Agreement by the Banks and the Administrative Agent. Based upon the foregoing, I am of the opinion that:

1. The Borrower is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation and has all requisite authority to conduct its business in each jurisdiction in which the failure so to qualify would have a Share Purchase Agreement Material Adverse Effect.

2. The execution, delivery and performance by the Borrower of the Credit Agreement are within the Borrower’s corporate powers, have been duly authorized by all necessary corporate action, and do not contravene (i) the Charter or the Bylaws or (ii) any law, rule or regulation applicable to the Borrower or (iii) any contractual or legal restriction binding on or affecting the Borrower contained in any Material Agreement. The Credit Agreement have been duly executed and delivered on behalf of the Borrower.

3. No authorization, approval or other action by, and no notice to or filing with, any Governmental Authority or regulatory body is required for the due execution, delivery and performance by the Borrower of the Credit Agreement.

4. The Credit Agreement are legal, valid and binding obligations of the Borrower enforceable against the Borrower in accordance with their respective terms.

5. Except as disclosed in filings with the Securities and Exchange Commission, there is no pending or, to my knowledge, threatened action or proceeding against the Borrower or any of its Subsidiaries before any court, governmental agency or arbitrator which is likely to have a Share Purchase Agreement Material Adverse Effect or which purports to affect the legality, validity or enforceability of the Credit Agreement.

6. The Borrower is not an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940, as amended.

The opinions set forth above are subject to the following qualifications:

(a) My opinion in paragraph 4 above is subject to the effect of any applicable bankruptcy, insolvency, reorganization, moratorium, receivership, fraudulent conveyance or similar laws affecting creditors’ rights generally and to the effect of general equitable principles (whether considered in a proceeding in equity or at law). In applying such principles, a court, among other things, might not allow a creditor to accelerate the maturity of a debt upon the occurrence of a default deemed immaterial or might decline to order a debtor to perform covenants. Such principles applied by a court might include a requirement that a creditor act with reasonableness and in good faith. In addition, a court may refuse to enforce a provision of the Credit Agreement if it deems such provision to violate public policy, including any provision indemnifying a person or entity against liability for its own wrongful or negligent acts.

Exhibit 4.01(d)

(b) The opinions expressed herein are limited to the Applicable Laws of the State of Illinois and the United States of America, except for the General Corporation Law of the State of Delaware with respect to the opinions given in paragraphs 1 and 2. I do not express any opinion herein concerning any other law. For purposes of the opinion given in paragraph 4 it is assumed, with your permission, that the governing law is in all relevant respects identical to the laws of the State of Illinois. Without limiting the generality of the foregoing, I express no opinion as to the effect upon the obligations of the Borrower of (i) any law of any jurisdiction other than the State of New York (assuming such law is in all relevant respects identical to the laws of the State of Illinois) wherein the Agent or any Bank may be located or wherein enforcement of the Credit Agreement may be sought, (ii) the compliance or noncompliance by the Agent or any Bank with any laws or regulations applicable to it because of its legal or regulatory status or the nature of its business, or (iii) any failure of the Agent or any Bank to be authorized to conduct business in any applicable jurisdiction.

(c) I express no opinion as to (i) Sections 3.14 and 9.05 of the Credit Agreement insofar as they provide that any Bank purchasing a participation from another Bank pursuant thereto may exercise set-off or similar rights with respect to such participation or that any Affiliate of a Bank may exercise set-off or similar rights with respect to such Bank’s claims under the Credit Agreement, (ii) Sections 3.12(c) or 9.04(c) insofar as those Sections may be construed as requiring that the Borrower indemnify any Bank or the Administrative Agent with respect to any claim, damage, liability or expense incurred as a result of any violation of law by such Bank or the Administrative Agent, and (iii) the effect of the law of any jurisdiction other than the State of Illinois wherein any Bank may be located or wherein enforcement of the Credit Agreement may be sought which limits the rates of interest legally chargeable or collectible.

For the purposes of this opinion, the term “Applicable Laws” means those laws, rules and regulations that in my experience, are normally applicable to transactions of the type contemplated by the Credit Agreement, without having made any special investigation as to the applicability of any specific law, rule or regulation.

This opinion is limited to the matters expressly set forth herein, and no opinion is implied or may be inferred beyond the matters expressly set forth herein. The opinions expressed herein are being delivered to you in connection with the transactions described hereinabove and are solely for your benefit in connection with the transactions described hereinabove and may not be relied on in any manner or for any purpose by any other person, nor any copies published, communicated or otherwise made available in whole or in part to any other person or entity without our specific prior written consent, except that you may furnish copies thereof (i) to any of your permitted successors and assigns in respect of the Credit Agreement, (ii) to your independent auditors and attorneys, (iii) upon the request of any state or federal authority or official having regulatory jurisdiction over you, and (iv) pursuant to order or legal process of any court or governmental agency.

The opinions expressed herein are being delivered to you as of the date hereof and are based solely on factual matters in existence as of the date hereof and laws and regulations in effect on the date hereof. I assume no obligation to revise or supplement this opinion letter should factual matters changes or should such laws or regulations be changed by legislative or regulatory action, judicial decision or otherwise.

Very truly yours,

Exhibit 4.01(d)

Exhibit 6.01(f)(ii) to

364-Day Credit Agreement

dated as of January 25, 2013

FORM OF

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors of Baxter International Inc.:

We have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the consolidated balance sheet of Baxter International Inc. as of December 31, 20    , and the related consolidated statements of income, of comprehensive income, of cash flows and of changes in equity for the year then ended, and have issued our report thereon dated                     , 20        .

In connection with our audit, nothing came to our attention that caused us to believe that Baxter International Inc. failed to comply with the terms, covenants, provisions, or conditions of Section 6.02(b) of the 364-Day Credit Agreement, dated as of January 25, 2013, among Baxter International Inc., the Banks parties thereto and JPMorgan Chase Bank, National Association, as Administrative Agent, insofar as they relate to accounting matters. However, our audit was not directed primarily toward obtaining knowledge of such noncompliance.

This report is intended solely for the information and use of the board of directors and management of Baxter International Inc. and the Banks and is not intended to be and should not be used by anyone other than these specified parties.

[PricewaterhouseCoopers LLP]

[Date]

Exhibit 6.01(f)(ii)

Exhibit 9.06 to

364-Day Credit Agreement

dated as of January 25, 2013

FORM OF

ASSIGNMENT AND ACCEPTANCE

This Assignment and Acceptance (the “Assignment and Acceptance”) is dated as of the Effective Date set forth below and is entered into by and between [Insert name of Assignor] (the “Assignor”) and [Insert name of Assignee] (the “Assignee”). Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Acceptance as if set forth herein in full.

For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below (i) all of the Assignor’s rights and obligations in its capacity as a Bank under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of the Assignor under the respective facilities identified below and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of the Assignor (in its capacity as a Bank) against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned pursuant to clauses (i) and (ii) above being referred to herein collectively as the “Assigned Interest”). Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and Acceptance, without representation or warranty by the Assignor.

1.	Assignor:

2.	Assignee:
[and is an Affiliate/Approved Fund of [identify Bank]1]

3.	Borrower:	Baxter International Inc.

4.	Administrative Agent: JPMorgan Chase Bank, National Association, as the administrative agent under the Credit Agreement

[1]	Select as applicable.

Exhibit 9.06

5.	Credit Agreement: 364-Day Credit Agreement, dated as of January 25, 2013, among Baxter International Inc., the Banks party thereto and JPMorgan Chase Bank, National Association, as Administrative Agent (the “Credit Agreement”)

6.	Assigned Interest:

Aggregate Amount of Commitment/Loans for all Banks	Amount of Commitment/Loans Assigned	Percentage of Commitment/Loans Assigned[2]
$	$	%
$	$	%
$	$	%

Effective Date:                                  , 20         [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

The Assignee agrees to deliver to the Administrative Agent a completed Administrative Questionnaire in which the Assignee designates one or more credit contacts to whom all syndicate-level information (which may contain material non-public information about the Borrower and its affiliates and their related parties or their respective securities) will be made available and who may receive such information in accordance with the Assignee’s compliance procedures and applicable laws, including Federal and state securities laws.

The terms set forth in this Assignment and Acceptance are hereby agreed to:

ASSIGNOR

[NAME OF ASSIGNOR]

By:
Title:

[2]	Set forth, to at least nine (9) decimals, as a percentage of the Commitment/Loans of all Banks thereunder.

Exhibit 9.06

ASSIGNEE

[NAME OF ASSIGNEE]

By:
Title:

[Consented to and Accepted:][3]

JPMORGAN CHASE BANK, N.A., as Administrative Agent

By
Title:

[Consented to:][4]

BAXTER INTERNATIONAL INC., as Borrower

By
Title:

3 If required by the terms of the Credit Agreement.

4 If required by the terms of the Credit Agreement and so long as no Event of Default has occurred and is continuing.

Exhibit 9.06

ANNEX 1

STANDARD TERMS AND CONDITIONS FOR

ASSIGNMENT AND ACCEPTANCE

1. Representations and Warranties.

1.1 Assignor. The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Acceptance and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other document or instrument delivered in connection therewith, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Credit Agreement or any other document or instrument delivered in connection therewith or any collateral thereunder, (iii) the financial condition of the Borrower, any of its Subsidiaries or Affiliates or any other Person obligated in respect of the Credit Agreement or any other document or instrument delivered in connection therewith or (iv) the performance or observance by the Borrower, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under the Credit Agreement or any other document or instrument delivered in connection therewith.

1.2. Assignee. The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Acceptance and to consummate the transactions contemplated hereby and to become a Bank under the Credit Agreement, (ii) it satisfies the requirements, if any, specified in the Credit Agreement that are required to be satisfied by it in order to acquire the Assigned Interest and become a Bank, (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Bank thereunder and, to the extent of the Assigned Interest, shall have the obligations of a Bank thereunder, (iv) it has received a copy of the Credit Agreement, together with copies of the financial statements referred to in Section 5.01(f) thereof and any later financial statements delivered pursuant to Section 6.01(f)(ii) thereof, as applicable, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Acceptance and to purchase the Assigned Interest on the basis of which it has made such analysis and decision independently and without reliance on the Administrative Agent or any other Bank, and (v) if it is a non-U.S. Bank, attached to the Assignment and Acceptance is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by the Assignee; and (b) agrees that (i) it will, independently and without reliance on the Administrative Agent, the Assignor or any other Bank, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Credit Agreement and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Credit Agreement are required to be performed by it as a Bank.

2. Payments. From and after the Effective Date, the Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignor for amounts which have accrued to but excluding the Effective Date and to the Assignee for amounts which have accrued from and after the Effective Date.

Exhibit 9.06

3. General Provisions. This Assignment and Acceptance shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Acceptance may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Acceptance by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment and Acceptance. This Assignment and Acceptance shall be governed by, and construed in accordance with, the law of the State of New York.

Exhibit 9.06

Schedule 1.01 to

364-Day Credit Agreement

dated as of January 25, 2013

COMMITMENTS

Bank	Amount of Commitment
JPMorgan Chase Bank, N.A.	$775,000,000
Bank of America, N.A.	418,500,000
Citibank, N.A.	418,500,000
Credit Suisse AG	248,000,000
Deutsche Bank AG Cayman Islands Branch	248,000,000
UBS AG	248,000,000
The Royal Bank of Scotland plc	248,000,000
Bank of Tokyo – Mitsubishi UFJ, Ltd.	124,000,000
Barclays Bank PLC	124,000,000
HSBC Bank USA, N.A.	124,000,000
Mizuho Corporate Bank, Ltd.	124,000,000

Total	$3,100,000,000

Schedule 1.01

Schedule 1.02 to

364-Day Credit Agreement

dated as of January 25, 2013

LENDING OFFICE ADDRESSES

Unless otherwise specified, the office set forth below opposite the name of any Bank is such Bank’s “Domestic Lending Office” and “Eurodollar Lending Office,”:

Bank	Domestic Lending Office	Eurodollar Lending Office

[on file with the Administrative Agent]*

Schedule 1.03